UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A
INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  ☒                                             Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12
SITE Centers Corp.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Notice of 2023 Annual Meeting of Shareholders & Proxy Statement

SITE

Notice of Annual Meeting of Shareholders

To the Holders of Common Shares of SITE Centers Corp.:

The 2023 Annual Meeting of Shareholders of SITE Centers Corp. will be held as follows:

WHEN:	9:00 a.m. Eastern Time, Wednesday, May 10, 2023.

WHERE:	The Annual Meeting will be held in a virtual meeting format only, via live webcast at www.meetnow.global/MW2XNAP. You will not be able to physically attend the Annual Meeting in person.

ITEMS OF BUSINESS:

• Election of eight Directors.

• Approval, on an advisory basis, of the compensation of the Company’s named executive officers.

• Approval, on an advisory basis, of the frequency for future shareholder advisory votes to approve the compensation of the Company’s named executive officers.

• Ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

• Transact such other business as may properly come before the Annual Meeting.

WHO CAN VOTE:	Shareholders of record at the close of business on March 15, 2023 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment of the Annual Meeting.

VOTING BY PROXY:

• Shareholders may complete, date and sign the accompanying Proxy Card and return it in the enclosed envelope; or

• Vote their shares by telephone or over the Internet as described in the accompanying Proxy Statement.

INTERNET AVAILABILITY OF PROXY MATERIALS:	The Company’s 2023 Proxy Statement and 2022 Annual Report to Shareholders are available free of charge at www.proxydocs.com/sitc.

By order of the Board of Directors,

Aaron M. Kitlowski

Secretary

Dated: April 3, 2023

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 10, 2023

2023 Proxy Statement Table of Contents

1. Proxy Statement Summary	1

2. Proposal One: Election of Eight Directors

Proposal Summary and Board Recommendation	7

Director Nominees for Election at the Annual Meeting	7

Transactions with the Otto Family	11

Independent Directors	11

Director Qualifications and Review of Director Nominees	12

2022 Director Recruitment Process	12

Proxy Access	13

Majority Vote Standard	13

3. Board Governance

Board Leadership	14

Meetings of Our Board	14

Meetings of Non-Management and Independent Directors	14

Committees of Our Board	15

Risk Oversight	16

Compensation of Directors	16

Director Stock Ownership Guidelines	18

Security Ownership of Directors and Management	19

Environmental, Social and Governance Highlights	20

4. Proposal Two: Approval, on an Advisory Basis, of the Compensation of the Company’s Named Executive Officers

Proposal Summary and Board Recommendation	23

Compensation Committee Report	24

Compensation Committee Interlocks and Insider Participation	24

5. Proposal Three: Shareholder Advisory Vote to Approve the Frequency for Future Shareholder Advisory Votes to Approve the Compensation of the Company’s Named Executive Officers

Proposal Summary and Board Recommendation	25

Recommendation on the Frequency of Say-on-Pay Vote	25

6. Compensation Discussion and Analysis

Overview	26

Executive Summary	26

Compensation Program Design	28

2022 Compensation Program	30

Stock Ownership Guidelines	35

Hedging and Pledging Policy	35

Compensation-Related Risk Analysis	35

7. Executive Compensation Tables and Related Disclosure

2022 Summary Compensation Table	36

2022 Grants of Plan-Based Awards Table	37

Outstanding Equity Awards at 2022 Fiscal Year-End Table	38

2022 Option Exercises and Stock Vested Table	39

2022 Nonqualified Deferred Compensation Table	39

Potential Payments Upon Termination or Change in Control	40

  PROXY STATEMENT SUMMARY

1. Proxy Statement Summary

This Proxy Statement Summary contains highlights and information that can be found elsewhere in this Proxy Statement as indicated by the applicable page references. This summary does not contain all of the information that you should consider, and therefore you should read the entire Proxy Statement.

2023 Annual Meeting of Shareholders

Date and Time:	Wednesday, May 10, 2023 at 9:00 a.m. Eastern Time

Location:	SITE Centers Corp. (“we,” “our,” “us,” the “Company” or “SITE Centers”) will hold its 2023 Annual Meeting of Shareholders (the “2023 Annual Meeting” or the “Annual Meeting”) in a virtual meeting format via the Internet at www.meetnow.global/MW2XNAP. You will not be able to physically attend the Annual Meeting in person. For more information on how to attend and vote at the Annual Meeting, see “Frequently Asked Questions—How do I attend and vote at the virtual Annual Meeting?” on page 55 of this Proxy Statement.

Record Date:	March 15, 2023

Mail Date:	We will begin mailing this Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders, 2022 Annual Report and Proxy Card on or about April 3, 2023 to all shareholders of record entitled to vote.

Voting Matters and Board Recommendations

MATTER		PAGE	BOARD RECOMMENDATION
Proposal 1:	Election of eight Directors	7	For each Director nominee
Proposal 2:	Approval, on an advisory basis, of the compensation of the Company’s named executive officers	23	For
Proposal 3:	Approval, on an advisory basis, of the frequency for future shareholder advisory votes to approve the compensation of the Company’s named executive officers	25	For every “1 YEAR”
Proposal 4:	Ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm	49	For

How to Vote

Shareholders of record (i.e., shareholders who own shares in their own name as reflected in the records of our transfer agent, Computershare Trust Company, N.A. (“Computershare”)) may vote their shares in any of the following ways:

By Internet: To submit a proxy over the Internet, go to www.investorvote.com/sitc. You will need the control number that appears on your Notice of Annual Meeting of Shareholders and Proxy Card.

By Telephone: To submit a proxy by telephone, call toll free 1-800-652-8683. You will need the control number that appears on your Notice of Annual Meeting of Shareholders and Proxy Card.

By Mail: If you received a full paper set of proxy materials, date and sign your Proxy Card and mail it in the enclosed, postage-paid envelope. You do not need to mail the Proxy Card if you are submitting your proxy by Internet or telephone.

At the Meeting: To vote at the Annual Meeting, visit www.meetnow.global/MW2XNAP. You will need the control number that appears on your Notice of Annual Meeting of Shareholders and Proxy Card.

SITE Centers Corp. ï 2023 Proxy Statement	1

  PROXY STATEMENT SUMMARY

Shareholders whose shares are held of record by a broker, bank, trust or other nominee may vote their shares by following the instructions provided by such broker, bank, trust or other nominee or at the Annual Meeting. Please note that if your shares are held of record by a broker, bank, trust or other nominee, you must register in advance in order to vote electronically at the Annual Meeting. To register in advance, you must forward a legal proxy from your broker, bank, trust or other nominee holding your shares to Computershare at legalproxy@computershare.com no later than 5:00 p.m. Eastern Time on Friday, May 5, 2023. You will receive a confirmation of your registration, with a control number, by email from Computershare. At the time of the meeting, go to www.meetnow.global/MW2XNAP and enter your control number.

Even if you intend to attend the Annual Meeting, we encourage you to submit your proxy in advance of the Annual Meeting.

2023 Director Nominees

					CURRENT COMMITTEE MEMBERSHIPS
DIRECTOR NAME	AGE	SINCE	INDEPENDENT	AUDIT	COMPENSATION	NOMINATING AND ESG	DIVIDEND DECLARATION	PRICING
Linda B. Abraham	60	2018	Yes	✔		✔
Terrance R. Ahern*	67	2000	Yes	✔	Chair		✔	✔
Jane E. DeFlorio	52	2017	Yes	Chair	✔			✔
David R. Lukes	53	2017	No				Chair	Chair
Victor B. MacFarlane	71	2002	Yes			Chair
Alexander Otto	55	2015	Yes
Barry A. Sholem	67	2022	Yes			✔
Dawn M. Sweeney	63	2018	Yes	✔	✔

*	Chairman of the Board

In accordance with Alexander Otto’s 2009 investor rights agreement and the number of our common shares owned by Alexander Otto and certain members of his family (the “Otto Family”) as of the record date for the Annual Meeting, the Otto Family was entitled to propose one Director for nomination at the Annual Meeting. The Otto Family has proposed, and the Board of Directors (the “Board”) has nominated, Mr. Otto for election at the Annual Meeting.

Our Board strives to maintain an independent, balanced and diverse set of Directors that collectively possess the expertise to ensure effective oversight of management. Three of our Director nominees are women and one of our Director nominees is African American.

2	SITE Centers Corp. ï 2023 Proxy Statement

  PROXY STATEMENT SUMMARY

2022 Performance Highlights

In 2022, SITE Centers continued to position the Company to take advantage of favorable operating conditions that emerged following the COVID-19 pandemic, with retail tenants looking to expand their store footprints within the suburban, high household income communities in which our properties are located. The impact of elevated tenant demand for new space on our results was amplified by relatively low levels of existing tenant fallout from bankruptcies and lease non-renewals along with the Company’s positioning in supply constrained sub-markets with compelling demographics. SITE Centers continued to selectively recycle capital from the sale of joint venture investments and stabilized properties into unanchored, convenience retail properties that offer enhanced prospects for cash flow growth through rent increases and lower capital expenditure requirements. Base rent growth from elevated leasing activity, the net impact of acquisition activity and prudent expense management offset declining management fees from the Company’s asset management business and helped to generate net income and operating funds from operations (“Operating FFO” or “OFFO”) attributable to common shareholders for the year ended December 31, 2022 that were well in excess of original Company guidance issued in February 2022. Highlights of the Company’s 2022 accomplishments include:

Operations

• The Company signed new leases and renewals aggregating approximately 4.3 million square feet of gross leasable area (“GLA”) which represented the Company’s highest leasing volume of the last five years despite a decrease in the GLA of the Company’s portfolio over that period. These leases are expected to contribute to growth in property revenues in 2023 and 2024.

• The Company’s aggregate occupancy increased on a pro rata basis to 92.4% at December 31, 2022 from 90.0% at December 31, 2021.

• For the comparable leases executed in 2022, at the Company’s share, the Company generated positive cash leasing spreads of 26.0% for new leases and 6.4% for renewals, or 8.5% on a blended basis.

Transactions

• Acquired 16 shopping centers (including through the acquisition of a partner’s interest) for an aggregate price of approximately $342.4 million at the Company’s share.

• Sold 33 shopping centers and land parcels for $885.5 million ($371.1 million at the Company’s share), including the Company’s 20% interest in its joint venture with the State of Utah based on a gross asset value of $155.7 million (at 100%) and the Company’s 20% interest in the Pool A properties in the DDRM joint venture based on a gross asset value of $387.6 million (at 100%).

Capital Markets Activity

• In June 2022, amended and restated the Company’s $950 million revolving credit facility with a maturity date of June 2026 and the option to extend the maturity date up to one year to June 2027.

• In June 2022, refinanced the Company’s unsecured term loan facility by extending its maturity to June 2027 and increasing the facility to $200 million from $100 million with the additional amount drawn in the second quarter. Swapped the unsecured term loan to a fixed rate of 3.80% through the loan’s maturity based on current credit ratings.

• In the first and second quarters of 2022, settled the forward sale of 2.4 million common shares at $15.79 per common share under the Company’s “At-the-Market” (“ATM”) equity offering program generating gross proceeds of $38.3 million.

• In the third and fourth quarters of 2022, repurchased 3.7 million of the Company’s common shares in open market transactions at an aggregate cost of $48.8 million or $13.07 per common share funded with proceeds from property dispositions.

SITE Centers Corp. ï 2023 Proxy Statement	3

  PROXY STATEMENT SUMMARY

Corporate Governance Highlights

We are committed to the highest standards of corporate governance, which we believe will ensure that the Company is managed for the long-term benefit of our stakeholders. We monitor developments and best practices in corporate governance and consider feedback from shareholders when evaluating our governance, policies and structure.

Director Elections	• Annual election of all Directors • Majority voting for Directors in uncontested elections
Board Practices

• Separate independent Chairman of the Board and Chief Executive Officer (“CEO”)

• Significant Board oversight of business strategy

• Regular executive sessions of independent Directors

• Annual executive officer succession planning discussions

• Anti-overboarding policy limiting service on other public company boards

• Mandatory Director retirement age (76 years)

• Annual Director review of enterprise risk assessment

• No ability to classify the Board without shareholder consent

Shareholder Rights

• Proxy access (3% ownership, 3 years, greater of 2 nominees or 20% of Board)

• Ability to amend Articles of Incorporation and Code of Regulations by majority vote

• Ability to call special meetings (25% of voting power)

• Ability to act by unanimous written consent

Other Policies	• Prohibition on pledging, hedging and other derivative transactions in Company securities by Directors and officers • Share ownership requirements for Directors and executive officers

Corporate Values, Social Responsibility and Environmental Sustainability

Our Company and its 267 employees (as of year-end 2022) are committed to being Fearless, Authentic, Curious and Thoughtful (our “Matters of FACT”) members of the community. We consider social and environmental issues in all aspects of our business, including the well-being of our employees and our impact on the communities in which our properties are located. Recent recognition includes:

Recognized as a Top Workplace in Northeast Ohio in 2022 by Cleveland.com and The Plain Dealer.	Green Star rated by Global Real Estate Sustainability Benchmark (GRESB)

Included in Bloomberg’s 2023 Gender Equality Index. 63% of our employees and 38% of our Director nominees are women.	Recognized as a Green Lease Leader (Gold Level) by U.S. Department of Energy and The Institute for Market Transformation.

Our dedication to our community and the environment is detailed in our eighth annual Corporate Responsibility and Sustainability Report which was prepared in 2022 in alignment with Global Reporting Initiative (“GRI”) principles and certain Sustainability Accounting Standards Board (“SASB”) and Task Force on Climate-Related Financial Disclosures (“TCFD”) standards. Our Corporate Responsibility and Sustainability Report can be found on our website at www.sitecenters.com/sustainability.

4	SITE Centers Corp. ï 2023 Proxy Statement

  PROXY STATEMENT SUMMARY

Compensation Practices

The Compensation Committee oversees the design and administration of the Company’s executive compensation programs. Our compensation programs reward executives not only for delivering superior returns but also for reducing the risk profile of the Company and achieving financial and non-financial measures of performance that enhance long-term shareholder and stakeholder value. The following are key features of our executive compensation programs.

What We Do

We tie pay to performance by making a significant portion of compensation “at risk”.

Annual incentive pay is typically based on multiple performance metrics, which are established at the beginning of each year, and individual performance.

A significant portion of the value of long-term performance incentives depends on relative shareholder return.

The Compensation Committee, which is comprised solely of independent Directors, engages an independent compensation consultant to advise it.

What We Don’t Do

We do not guarantee minimum incentive bonus awards.

We do not encourage excessive risk taking as we use different performance metrics for our annual and long-term incentive compensation programs.

We do not pay dividend equivalents on unearned equity awards subject to performance-based vesting.

We do not allow for repricing of stock options without shareholder approval.

We do not include excise tax gross-up provisions in our executive compensation arrangements.

We do not offer excessive perquisites or special health and welfare plans to executives.

Pay Aligned With Performance

Our executive compensation is aligned with Company performance. The majority of the targeted level of annualized compensation for our CEO under his September 2020 employment agreement is variable and “at risk” based on performance.

*

Includes the annualized grant date fair value of the service-based restricted share units (“RSUs”) awarded in connection with the execution of Mr. Lukes’ September 2020 employment agreement and the value of service-based RSUs to be granted to Mr. Lukes annually during the term of his employment agreement.

**

Annual incentive is shown at the target level. The annual incentive payout ranges from $0 (below threshold) to $2,250,000 (maximum). Mr. Lukes can elect by October 31 of each year to receive the value of his annual incentive award for such year (payable by March 15 of the following year) in RSUs at a 20% increase.

SITE Centers Corp. ï 2023 Proxy Statement	5

  PROXY STATEMENT SUMMARY

2022 Executive Compensation

The table below summarizes 2022 compensation awarded or paid to our named executive officers as reported in the 2022 Summary Compensation Table included in this Proxy Statement. Our Compensation Committee typically establishes both quantitative and qualitative performance metrics governing our annual incentive compensation program in the first quarter of each year. In February 2022, the Compensation Committee established our 2022 annual incentive compensation program.

The 2022 annual compensation program included both quantitative performance metrics, namely Operating FFO and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), and subjectively-evaluated qualitative performance metrics. The quantitative metrics comprised 60% of the program’s overall assessment of executive performance. The remaining 40% of the annual incentive award program involved a qualitative assessment of each named executive officer’s individual performance.

Based on the Compensation Committee’s evaluation in early 2023 of executive performance during 2022, including the Company’s achievements outlined in “2022 Performance Highlights” above, Messrs. Lukes (President and CEO), Fennerty (Executive Vice President (“EVP”) and Chief Financial Officer (“CFO”)) and Cattonar (EVP and Chief Investment Officer (“CIO”)) and Ms. Vesy (EVP and Chief Accounting Officer (“CAO”)) were awarded 2022 incentive compensation payouts of $2,250,000, $675,000, $525,000 and $510,000, respectively, which represented the maximum amount of the annual incentive award opportunities provided for under their employment agreements in effect at the end of 2022. All executives received their 2022 incentive compensation payouts in cash.

Of the approximately $6.8 million total compensation reported for Mr. Lukes in the 2022 Summary Compensation Table, approximately $2.6 million consisted of the grant date fair value of an annual award of performance-based RSUs which becomes payable, if at all, based on the percentile rank of the Company’s total shareholder return (“TSR”) measured over a three-year period relative to an identified group of peer companies.

For more details on 2022 executive compensation, including factors considered by our Compensation Committee in evaluating the qualitative elements of the 2022 annual incentive compensation program, see the “Compensation Discussion and Analysis” section beginning on page 26 of this Proxy Statement and the 2022 Summary Compensation Table on page 36 of this Proxy Statement.

NAMED EXECUTIVE OFFICER	POSITION	SALARY	BONUS	STOCK AWARDS	NON-EQUITY INCENTIVE PLAN COMPENSATION	ALL OTHER COMPENSATION	TOTAL
David R. Lukes	President and CEO	$900,000	$0	$3,606,484	$2,250,000	$43,001	$6,799,485
Conor M. Fennerty	EVP and CFO	$450,000	$0	$901,655	$675,000	$11,178	$2,037,833
Christa A. Vesy	EVP and CAO	$425,000	$0	$180,349	$510,000	$11,994	$1,127,343
John M. Cattonar	EVP and CIO	$350,000	$0	$450,828	$525,000	$11,649	$1,337,477

Historical Say-on-Pay Voting Results

Shareholders have continued to show strong support for our executive compensation programs with approximately 96%, 95% and 97% of votes cast for the approval of the “say-on-pay” proposals at our 2020, 2021 and 2022 Annual Meetings of Shareholders, respectively.

6	SITE Centers Corp. ï 2023 Proxy Statement

2. Proposal One: Election of Eight Directors

Proposal Summary and Board Recommendation

At the Annual Meeting, unless you specify otherwise, the common shares represented by your proxy will be voted to elect the eight Director nominees identified below. If any of the Director nominees is not a candidate when the election occurs for any reason (which is not expected) and the size of our Board remains unchanged, then our Board intends that proxies will be voted for the election of a substitute Director nominee designated by our Board as recommended by the Nominating and ESG Committee.

BOARD RECOMMENDATION:

“FOR” ALL EIGHT DIRECTOR NOMINEES

Director Nominees for Election at the Annual Meeting

Our Board has nominated and recommends that shareholders vote “FOR” the election of each of the following Director nominees, each to serve a one-year term until the next annual meeting of shareholders and until a successor has been duly elected and qualified. All nominees are currently serving as Directors and were elected by the shareholders at the 2022 Annual Meeting, with the exception of Mr. Sholem. Mr. Sholem was recommended to the Nominating and ESG Committee for election as a director by Company management, as described below in “2022 Director Recruitment Process.” Mr. Sholem previously served as a director of the Company from 1998 to 2018.

LINDA B. ABRAHAM

Managing Director of Crimson Capital (early stage technology company investing and consulting)

Background: Since 2014, Ms. Abraham has served as Managing Director of Crimson Capital, which invests in and advises a broad range of early stage technology companies spanning data/analytics, cybersecurity, machine learning, e-commerce, educational technology, clean energy and healthcare. From 1999 to 2013, Ms. Abraham co-founded and served as Executive Vice President of comScore, a leader in digital measurement and analytics which went public in 2007. Prior to co-founding comScore, Ms. Abraham co-founded Paragren Technologies, which provided software for customer relationship management systems, and also served in various roles at Procter & Gamble and Information Resources, Inc., where she developed and commercialized a series of data-driven analytical products. Ms. Abraham also served as an Independent Director and chair of the compensation committee of Carlotz, Inc., an online consignment company for used vehicles, from 2021 until 2022. Additionally, she serves on the boards of the Data Science Institute at the University of Virginia and Tiger 21, a member-based organization focused on investment management and education. Ms. Abraham has been named a Fellow in the Stanford University Distinguished Careers Institute. Ms. Abraham holds a degree in Quantitative Business Analysis from Penn State University.

Qualifications: Ms. Abraham’s qualifications to serve on the Board include extensive experience as a technology entrepreneur and as an expert in consumer analytics, a field that is critical to the Company’s efforts to understand shopping patterns and merchandise mix.

DIRECTOR SINCE: 2018 AGE: 60 INDEPENDENT: YES COMMITTEES: • Audit • Nominating and ESG

SITE Centers Corp. ï 2023 Proxy Statement	7

TERRANCE R. AHERN

Chairman of the Board, SITE Centers, and Chairman Emeritus, The Townsend Group (institutional real estate consulting)

Background: Mr. Ahern served as Co-Founder, Principal and Chief Executive Officer of The Townsend Group, an institutional real estate advisory and investment management firm formed in 1986, until his retirement in May 2022 and currently serves as Chairman Emeritus. The Townsend Group serves as adviser to, or invests on behalf of, domestic and offshore public and private pension plans, endowments and foundations, and sovereign wealth funds. Mr. Ahern has also served as an Independent Director of KKR Real Estate Finance Trust since 2017. Mr. Ahern is a past member of the Young Presidents Organization, the Pension Real Estate Association (“PREA”), the National Association of Real Estate Investment Trusts (“NAREIT”), and the National Council of Real Estate Investment Fiduciaries. He is a former member of the Board of Directors of PREA and the Board of Editors of Institutional Real Estate Securities. Mr. Ahern has been a frequent speaker at industry conferences, including PREA, NAREIT and the National Association of Real Estate Investment Managers.

Qualifications: Mr. Ahern has over 35 years of real estate industry and institutional real estate consulting experience. This experience includes founding and managing a leading institutional real estate advisory and investment firm whose core skill is analyzing real estate firms and investment opportunities. This role and experience has provided Mr. Ahern with unique insight into the structure and operations of both public and private real estate companies, and into the real estate environment and capital markets in which we operate. Through his experience, Mr. Ahern has gained an understanding and knowledge of the opportunities, challenges and risks that face real estate companies, as well as the functions of a board of directors.

DIRECTOR SINCE: 2000 AGE: 67 INDEPENDENT: YES COMMITTEES: • Compensation (Chair) • Audit • Dividend Declaration • Pricing

JANE E. DEFLORIO

Managing Director (Retired), Deutsche Bank AG Retail/Consumer Sector Investment Banking Coverage (global banking and financial services company)

Background: Ms. DeFlorio was Managing Director, Deutsche Bank AG Retail/Consumer Sector Investment Banking Coverage, a division of a global banking and financial services company, from 2007 to 2013. While at Deutsche Bank, Ms. DeFlorio covered a range of mid- to large-cap retail clients. Prior to her role at Deutsche Bank, from 2002 to 2007, Ms. DeFlorio held the title of Executive Director in the Investment Banking Consumer and Retail Group at UBS Investment Bank, a business unit of UBS Group AG, and advised on high-profile consumer transactions. Ms. DeFlorio has served as an Independent Director and chair of the audit committee of Vivid Seats since October 2021 and also served as an Independent Director of Perry Ellis International from 2014 to 2018. Ms. DeFlorio is also a member of the Board of Trustees and Chairman of the Audit and Risk Committee at The New School University in New York City. She serves on the Boards of Directors for The Parsons School of Design and the Museum at Fashion Institute of Technology. She also serves on the Advisory Council for the School of Engineering at the University of Notre Dame. Ms. DeFlorio is a graduate of the University of Notre Dame and Harvard Business School.

Qualifications: With over 15 years of experience in investment banking, primarily focusing on the retail sector, as well as her service on other public company boards, Ms. DeFlorio is uniquely qualified to advise our Board in connection with capital structure, capital allocation, strategic direction, risk management, financial matters, shareholder value creation and strategic opportunities.

DIRECTOR SINCE: 2017 AGE: 52 INDEPENDENT: YES COMMITTEES: • Audit (Chair) • Compensation • Pricing

8	SITE Centers Corp. ï 2023 Proxy Statement

DAVID R. LUKES

President and Chief Executive Officer, SITE Centers

Background: Mr. Lukes was named President and Chief Executive Officer of SITE Centers in March 2017. Mr. Lukes previously served as Chief Executive Officer of Equity One, Inc. (“Equity One”), an owner, developer, and operator of shopping centers, as well as a member of Equity One’s Board of Directors, from June 2014 until March 2017. Mr. Lukes also served as Equity One’s Executive Vice President from May 2014 to June 2014. Prior to joining Equity One, Mr. Lukes served as President and Chief Executive Officer of Sears Holding Corporation affiliate Seritage Realty Trust, a real estate company, from 2012 through April 2014. In addition, Mr. Lukes served as the President and Chief Executive Officer of Olshan Properties (formerly Mall Properties, Inc.), a privately owned real estate firm that specializes in the development, acquisition and management of commercial real estate, from 2010 to 2012. From 2002 to 2010, Mr. Lukes served in various senior management positions at Kimco Realty Corporation, including serving as its Chief Operating Officer from 2008 to 2010. Mr. Lukes also serves as President, Chief Executive Officer and Director of Retail Value Inc. (“RVI”), which previously owned and operated shopping centers located in the continental U.S. and is managed by SITE Centers, and as a Director of Citycon Oyj, an owner and operator of shopping centers located in the Nordic region, the shares of which are traded on the Nasdaq Helsinki stock exchange. Mr. Lukes holds a Bachelor of Environmental Design from Miami University, a Master of Architecture from the University of Pennsylvania and a Master of Science in Real Estate Development from Columbia University. Mr. Lukes also serves as a member of the Advisory Board of Governors of NAREIT.

Qualifications: Mr. Lukes’ qualifications to serve on the Board include his position as a member of the Company’s senior management, his prior experiences as chief executive and director of other shopping center owners and operators, his familiarity with the retail real estate investment trust (“REIT”) industry and his extensive expertise and experience in retail real estate development and operations.

DIRECTOR SINCE: 2017 AGE: 53 INDEPENDENT: NO COMMITTEES: • Dividend Declaration • Pricing

VICTOR B. MACFARLANE

Chairman and Chief Executive Officer, MacFarlane Partners (real estate investments)

Background: Mr. MacFarlane is Chairman and Chief Executive Officer of MacFarlane Partners, which he founded in 1987 to provide real estate investment management services to institutional investors and has more than 40 years of real estate investment experience. Mr. MacFarlane has served as an Independent Director of Veris Residential, Inc. since June 2021 and currently serves on its audit committee and compensation committee. Mr. MacFarlane is a co-founder and emeritus board member of the Real Estate Executive Council, a member and former Trustee of the Urban Land Institute and a member and former Director of PREA.

Qualifications: Mr. MacFarlane brings to our Board three decades of experience as a chief executive officer of a real estate investment and advisory firm and over 40 years of experience in the areas of real estate investment, corporate finance, portfolio management and risk management. His extensive managerial experience as well as his knowledge of the real estate and private capital industries provide our Board with an expansive view on issues impacting the Company and our corporate strategy.

DIRECTOR SINCE: 2002 AGE: 71 INDEPENDENT: YES COMMITTEES: • Nominating and ESG (Chair)

SITE Centers Corp. ï 2023 Proxy Statement	9

ALEXANDER OTTO

Chief Executive Officer, ECE Group GmbH & Co. KG (commercial real estate company, Hamburg, Germany)

Background: Mr. Otto has served as the Chief Executive Officer of ECE Group GmbH & Co. KG, a commercial real estate company based in Hamburg, Germany that manages assets in Europe, since 2000. Mr. Otto is a graduate of St. Clare’s, Oxford, Harvard College and Harvard Business School.

Mr. Otto is a member of the boards of directors, or equivalent governing bodies, of privately held companies Otto Group and Peek & Cloppenburg KG. Mr. Otto served as a director of publicly traded company Deutsche EuroShop AG, which owns and operates retail real estate assets in Europe, from 2002 until 2022 and of Sonae Sierra Brasil S.A., which owns and operates retail real estate assets in Brazil, from 2014 until 2019. Additionally, Mr. Otto is the Chairman of Lebendige Stadt (Vibrant City) Foundation, HSV Campus gemeinnützige GmbH and the Alexander Otto Sportstiftung Foundation, is a member of the board of the Harvard Business School Foundation of Germany and, together with his wife, established the Dorit and Alexander Otto Foundation.

Qualifications: Mr. Otto has more than 25 years of experience in the shopping center business. This experience includes serving as a real estate analyst with a focus on financial analysis and appraisals of shopping centers, as well as a development manager and leasing executive for large shopping centers. These qualifications and his experience as the CEO of a leading private European shopping center company enable Mr. Otto to provide particular insights to the Board regarding the Company’s corporate strategy, the continual optimization of the Company´s operations, transactional activity and general management.

DIRECTOR SINCE: 2015 AGE: 55 INDEPENDENT: YES

BARRY A. SHOLEM

Founder and Chairman, MSD Real Estate

Background: Mr. Sholem joined MSD Capital, L.P. the family office of Michael and Susan Dell, in July 2004 and currently serves as Founder and Chairman of MSD Real Estate. From 1995 until 2000, Mr. Sholem was Chairman of DLJ Real Estate Capital Partners, a $2 billion real estate fund that he co-founded and that invested in a broad range of real estate-related assets, and a Managing Director at Credit Suisse First Boston, an investment bank. Prior to forming DLJ Real Estate Capital Partners, Mr. Sholem spent ten years at Goldman Sachs, an investment bank, in its New York and Los Angeles offices. Since March 2023, Mr. Sholem has served as an Independent Director and a member of the nominating and corporate governance committee of Hudson Pacific Properties, Inc. From July 2018 until May 2022, Mr. Sholem served as a Director of RVI and as a member of its audit, corporate governance and executive committees. From 1998 to 2018, Mr. Sholem served as a Director of the Company, where he served as a member of several board committees. Mr. Sholem is active in Urban Land Institute (“ULI”), the International Council of Shopping Centers (“ICSC”), the University of California, Berkeley Real Estate Advisory Board, Brown University President’s Leadership Council and the Business Roundtable.

Qualifications: Mr. Sholem’s qualifications to serve on the Board include years of experience leading the real estate groups of investment firms. In addition, he brings a broad understanding of the social and political issues facing the Company through his involvement with ULI and ICSC.

DIRECTOR SINCE: 2022 AGE: 67 INDEPENDENT: YES COMMITTEES: • Nominating and ESG

10	SITE Centers Corp. ï 2023 Proxy Statement

DAWN M. SWEENEY

Advisor and Principal, New England Consulting Group (marketing management consulting)

Background: Ms. Sweeney has served as an advisor and principal of the New England Consulting Group since December 2020, focusing on the group’s restaurant and association practices. She has also served as a strategic partner with JLL since 2022 as part of the Non-Profit and Association practice group. Additionally, she serves as an Executive in Residence and Advisory Board member at The Georgetown University’s McDonough School of Business. Ms. Sweeney served as the President and Chief Executive Officer of the National Restaurant Association, the chief business and national trade association for the restaurant and foodservice industry, from October 2007 until her retirement in December 2019. Prior to joining the National Restaurant Association, Ms. Sweeney was the President of AARP Services, a subsidiary of AARP, where she was responsible for revenue growth and new product development for the 50+ market. Since September 2022, Ms. Sweeney has served as an Independent Director, chair of the compensation, nominating and governance committee and member of the audit committee of Riv Capital, a company listed on the Canadian Securities Exchange. Ms. Sweeney also serves on the board of directors of MedStar’s National Medical Rehabilitation Hospital where she chairs the quality, safety and professional affairs committee. Ms. Sweeney earned a Bachelor of Science in Government from Colby College and a Masters of Business Administration in Marketing from The George Washington University.

Qualifications: Ms. Sweeney’s qualifications to serve on the Board include her extensive managerial experience and her success in building revenues, improving organizational culture and sustaining organizational growth as well as her recognition as a leader in the restaurant and foodservice industry.

DIRECTOR SINCE: 2018 AGE: 63 INDEPENDENT: YES COMMITTEES: • Audit • Compensation

Transactions with the Otto Family

In 2009, we entered into a stock purchase agreement with Mr. Alexander Otto. Pursuant to this agreement, the Otto Family purchased 40,000,000 common shares of the Company (the “Purchased Shares”). In connection with the sale of the Purchased Shares, we also entered into an investor rights agreement with Mr. Otto under which he has a right to nominate individuals for election to our Board depending on the Otto Family’s level of ownership in the Company as of the record date for the applicable meeting of shareholders. If the Otto Family beneficially owns 17.5% or more of our outstanding common shares as of the applicable record date, our Board will nominate two persons recommended by the Otto Family who are suitable to us to become members of our Board at each annual election of Directors, and if the Otto Family beneficially owns less than 17.5% but more than 7.5% of our outstanding common shares as of the applicable record date, our Board will nominate one person recommended by the Otto Family who is suitable to us to become a member of our Board. In February 2022, in accordance with the terms of our Fourth Amended and Restated Articles of Incorporation, our Board reduced the ownership limit applicable to the Otto Family from 29.8% of our common shares to 17.5% of our common shares.

As of March 15, 2023, the record date for the Annual Meeting, to our knowledge the Otto Family beneficially owned approximately 13.4% of our outstanding common shares. In accordance with the investor rights agreement, the Otto Family has proposed, and our Board has nominated, Mr. Otto for election at the Annual Meeting.

Independent Directors

Our Board has affirmatively determined that all Directors who served during 2022 (except for Mr. Lukes) were, and all Directors nominated by the Board for election in 2023 (except for Mr. Lukes) are, independent within the meaning of the rules of the New York Stock Exchange (“NYSE”) and, as applicable, the rules of the Securities and Exchange Commission (“SEC”), including with respect to the applicable Director’s service on the Compensation Committee and/or the Audit Committee. Our Corporate Governance Guidelines provide that our Board will be comprised of a majority of independent Directors and that only those Directors or Director nominees who meet the listing standards of the NYSE will be considered independent. Our Board reviews annually the relationships that each Director or Director nominee has with us (either directly or indirectly), and only those Directors or Director nominees whom our Board affirmatively determines have no material relationship with us will be considered independent.

SITE Centers Corp. ï 2023 Proxy Statement	11

Director Qualifications and Review of Director Nominees

The Nominating and ESG Committee reviews annually with our Board the composition of our Board as a whole and recommends, if necessary, actions to be taken so that our Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for our Board as a whole and contains at least the minimum number of independent Directors required by applicable laws and regulations and our Corporate Governance Guidelines. The Nominating and ESG Committee is responsible for ensuring that the composition of our Board appropriately reflects the needs of our business and, in furtherance of this goal, proposing the addition of Directors and requesting the resignation of Directors for purposes of ensuring the requisite skill sets and commitment of the Directors to actively participate in Board and committee meetings. Directors should possess such attributes and experience as are necessary to provide a broad range of personal characteristics including diversity, management skills, and real estate and general business experience. Directors should commit the requisite time for preparation and attendance at regularly scheduled Board and committee meetings, as well as participate in other matters necessary to ensure we are well-positioned to engage in best corporate governance practices.

In evaluating a Director candidate, the Nominating and ESG Committee considers factors that are in the best interests of the Company and its shareholders, including the knowledge, experience, integrity and judgment of each candidate; the potential contribution of each candidate to the diversity of backgrounds, experience and competencies that our Board desires to have represented; each candidate’s ability to devote sufficient time and effort to his or her duties as a Director; independence and willingness to consider all strategic proposals; any other criteria established by our Board and any core competencies or real estate expertise necessary to staff Board committees. In addition, the Nominating and ESG Committee will consider potential members’ qualifications to be independent under the NYSE listing standards in accordance with our Corporate Governance Guidelines, and will assess whether a candidate possesses the integrity, judgment, knowledge, experience, skills, and expertise that are likely to enhance our Board’s ability to oversee our affairs and business, including, when applicable, to enhance the ability of committees of our Board to fulfill their duties.

The Nominating and ESG Committee will consider suggestions forwarded by shareholders to our Secretary concerning qualified candidates for election as Directors. To recommend a prospective candidate for the Nominating and ESG Committee’s consideration and potential recommendation to the Board for nomination for Director, a shareholder may submit the candidate’s name and qualifications to our Secretary, Aaron M. Kitlowski, at the following address: 3300 Enterprise Parkway, Beachwood, Ohio 44122. The Nominating and ESG Committee has not established specific minimum qualifications that a candidate must have to be recommended to our Board. However, in determining qualifications for new Directors, the Nominating and ESG Committee considers those guidelines described above. The Nominating and ESG Committee will consider a pool of potential Board candidates established from recommendations from shareholders and third parties, including management and current Directors, as well as pursuant to the investor rights agreement described above under the caption “Transactions with the Otto Family.” The Nominating and ESG Committee may, in its discretion, retain a search consultant to supplement the pool of potential Board candidates considered for nomination.

Our Code of Regulations sets forth the requirements with respect to the nomination of candidates for Director by shareholders.

2022 Director Recruitment Process

During the course of 2022, the Board and Nominating and ESG Committee concluded that it would be appropriate to identify and appoint a new director to replace Dr. Thomas Finne who departed from service to the Board on May 11, 2022. Management identified real estate investment experience as a desired background for the new director and recommended that the Nominating and ESG Committee consider Mr. Barry Sholem for appointment to the Board. Mr. Sholem previously served as a Company Director from 1998 to 2018 when he resigned to join the board of directors of RVI, where he served from 2018 to May 2022. Following a recommendation by the Nominating and ESG Committee, the Board elected Mr. Sholem as a director on September 13, 2022.

12	SITE Centers Corp. ï 2023 Proxy Statement

Proxy Access

Our Code of Regulations provides proxy access pursuant to which a shareholder or group of up to 20 shareholders satisfying specified eligibility requirements may include Director nominees in our proxy materials for annual meetings. To be eligible to use proxy access, such shareholders must, among other requirements:

•	have owned common shares equal to at least 3% of the aggregate of our issued and outstanding common shares continuously for at least three years;

•	represent that such shares were acquired in the ordinary course of business and not with the intent to change or influence control and that such shareholders do not presently have such intent; and

•

provide a notice requesting the inclusion of Director nominees in our proxy materials and provide other required information to us not more than 150, or less than 120, days prior to the anniversary of the date that we issued our proxy statement for the prior year’s annual meeting of shareholders (unless the date for the upcoming annual meeting of shareholders is more than 30 days before or more than 60 days after the anniversary date of the prior year’s annual meeting in which case the notice must be received not later than the close of business on the later of the 150th calendar day prior to such annual meeting and the tenth calendar day following the day on which public announcement of the date of the annual meeting is first made).

The maximum number of Director nominees that may be submitted pursuant to these provisions may not exceed 20% of the number of Directors then in office but in no event shall such maximum number be less than two.

Majority Vote Standard

Consistent with best corporate governance practices, the Company’s Articles of Incorporation provide for a majority vote standard in uncontested elections and a plurality vote standard in contested elections of Directors. An election of Directors is contested when the number of nominees for election as a Director exceeds the number of Directors to be elected. Under a majority vote standard, each vote is specifically counted “For” or “Against” the Director nominee’s election and an affirmative majority of the total number of votes cast “For” or “Against” a Director nominee will be required for election. Shareholders are entitled to abstain with respect to the election of a Director nominee. With respect to the election of Directors, broker non-votes and abstentions will not be considered votes cast at the Annual Meeting and will be excluded in determining the number of votes cast at the Annual Meeting.

SITE Centers Corp. ï 2023 Proxy Statement	13

3. Board Governance

Board Leadership

Mr. Ahern serves as Chairman of the Board. The position of Chairman of the Board is a non-executive officer position and is expected to be held by a non-management, independent Director. The Chairman of the Board has the following responsibilities, among others as may be determined by our Board:

•	Ensure that our Board fulfills its oversight and governance responsibilities;

•	Consult and advise on any operational matters as requested by our CEO;

•	Serve as liaison between the Company’s management and the non-management Directors;

•	Coordinate the Board’s review of, and input on, the Company’s strategic plan;

•	Assist the Nominating and ESG Committee on corporate governance matters, such as the nomination of Board members, committee membership and rotation, and management succession planning;

•	Preside over meetings of our shareholders if the President is unavailable; and

•	Provide leadership to our Board and set the agenda for, and preside over, Board meetings and executive sessions of the independent and non-management Directors.

We believe that an independent Chairman of the Board, separate from our CEO, recognizes the time, effort and commitment that our CEO is required to devote to his position and to fulfill his responsibilities and the independent oversight required by our Chairman of the Board. This structure also enables our Board as a whole to fulfill its responsibility to oversee the risks presented by the Company’s long-term strategy, business plan and model.

Meetings of Our Board

During the fiscal year ended December 31, 2022, our Board held four meetings and undertook five written actions. Each of our Directors attended at least 75% of the aggregate of (i) the number of meetings of the Board that were held during the period that such person served on the Board and (ii) the number of meetings of committees of the Board held during the period that such person served on such committee. As stated in our Corporate Governance Guidelines, all Directors are expected to attend the Annual Meeting. All of our Directors nominated for election virtually attended the Annual Meeting of Shareholders in May 2022, other than Mr. Sholem, who was elected to the Board in September 2022. Our Board conducts and reviews its operations through a self-assessment process on an annual basis.

Meetings of Non-Management and Independent Directors

The non-management Directors meet in executive session in conjunction with each regularly scheduled Board meeting. These meetings are chaired by the Chairman of the Board. In addition, as required by our Corporate Governance Guidelines, the independent Directors meet at least once per year to the extent our Board includes one or more non-management Directors who are not independent.

14	SITE Centers Corp. ï 2023 Proxy Statement

Committees of Our Board

During 2022, our Board had the committees described below. Our Board has approved the written charters of the Audit Committee, the Compensation Committee and the Nominating and ESG Committee, which, along with our Corporate Governance Guidelines, are posted on our website at www.sitecenters.com, under “Governance” in the “Investor Relations” section. Each of the Audit Committee, Compensation Committee and Nominating and ESG Committee conducts a self-evaluation and review of its charter annually and reports the results of these evaluations and reviews to our Board. The information contained on or accessible through our website is not incorporated by reference into this Proxy Statement, and you should not consider such information to be part of this Proxy Statement.

Audit Committee

Responsibilities: The Audit Committee assists our Board in overseeing: the integrity of our financial statements; our compliance with legal and regulatory requirements; our independent registered public accounting firm’s qualifications and independence; the performance of our internal audit function and our independent registered public accounting firm; the assessment and management of enterprise risk; and management’s initiatives and practices with respect to information technology and cybersecurity. The Audit Committee also prepares the Audit Committee Report included in our annual proxy statement.

Independence: All of the members of the Audit Committee are independent as defined in the rules and regulations of the SEC and the NYSE listing standards, including with respect to service on the Audit Committee. Our Board has determined that each current member of the Audit Committee and each member that served on the Audit Committee in 2022 is an “audit committee financial expert” within the meaning of Item 407 of Regulation S-K under the federal securities laws other than Ms. Abraham, who otherwise meets audit committee financial literacy requirements.

Meetings: The Audit Committee held eight meetings in 2022.

Members: • Ms. DeFlorio (Chair) • Mr. Ahern • Ms. Abraham • Ms. Sweeney

Compensation Committee

Responsibilities: The Compensation Committee: reviews and approves compensation for our executive officers; reviews and recommends to our Board compensation for Directors; oversees the Company’s equity compensation and executive benefit plans; and reviews and discusses with management the Compensation Discussion and Analysis and produces the Compensation Committee Report in our annual proxy statement. The Compensation Committee engages a compensation consultant to assist in the design of the executive compensation program and the review of its effectiveness, as further described below under the caption “Compensation Discussion and Analysis.” The CEO makes recommendations to the Compensation Committee regarding compensation for executive officers other than himself for approval by the Compensation Committee, and the Compensation Committee delegates to senior management the authority to administer certain aspects of the compensation program for non-executive officers.

Independence: All of the members of the Compensation Committee are independent as defined in the rules and regulations of the SEC and the NYSE listing standards, including with respect to service on the Compensation Committee.

Meetings: The Compensation Committee held three meetings and took written action on five occasions in 2022.

Members: • Mr. Ahern (Chair) • Ms. DeFlorio • Ms. Sweeney

SITE Centers Corp. ï 2023 Proxy Statement	15

Nominating and ESG Committee

Responsibilities: The Nominating and ESG Committee: identifies individuals qualified to become members of our Board and recommends to our Board the persons to be nominated as Directors at each annual meeting of shareholders; recommends to our Board qualified individuals to fill vacancies on our Board; reviews and recommends to our Board qualifications for committee membership and committee structure and operations; recommends Directors to serve on each committee; develops and recommends to our Board corporate governance policies and procedures in compliance with the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act and other rules and regulations relating to our corporate governance; receives periodic reports from management on our ESG initiatives and related topics; reviews and makes recommendations regarding any waivers under our Code of Business Conduct and Ethics with respect to officers and Directors; and leads our Board in its annual review of the performance of our Board.

Independence: All of the members of the Nominating and ESG Committee are independent as defined in the NYSE listing standards.

Meetings: The Nominating and ESG Committee held four meetings in 2022.

Members: • Mr. MacFarlane (Chair) • Ms. Abraham • Mr. Sholem

Dividend Declaration Committee

Responsibilities: As may be authorized by the Board, the Dividend Declaration Committee determines if and when we should declare dividends on our capital shares and the amount thereof, consistent with the dividend policy adopted by our Board.

Meetings: The Dividend Declaration Committee did not meet during 2022. The Dividend Declaration Committee took written action on four occasions in 2022.

Members: • Mr. Lukes (Chair) • Mr. Ahern

Pricing Committee

Responsibilities: The Pricing Committee (or duly appointed subcommittee thereof) is authorized to approve the timing, amount, price and terms of offerings of our debt and equity securities.

Meetings: The Pricing Committee did not meet in 2022.

Members: • Mr. Lukes (Chair) • Mr. Ahern • Ms. DeFlorio

Risk Oversight

Management is responsible for the day-to-day management of risks, while the Board, as a whole and through our Audit Committee, is responsible for overseeing the risk assessment and risk management functions of the Company. The Board has delegated responsibility for reviewing our policies with respect to risk assessment and risk management to our Audit Committee through its charter. The Board has determined that this oversight responsibility can be most efficiently performed by our Audit Committee as part of its overall responsibility for providing independent, objective oversight with respect to our accounting and financial reporting functions, internal and external audit functions, systems of internal control over financial reporting, security of information technology systems and data, and legal, ethical and regulatory compliance. Our Audit Committee regularly reports to the Board with respect to its oversight of these areas.

Compensation of Directors

Director Compensation Program

In early 2022, the Board engaged its compensation consultant, Gressle & McGinley, to review the sufficiency and structure of the Company’s Director compensation program which had remained unchanged since 2018. As a result of this review, in May

16	SITE Centers Corp. ï 2023 Proxy Statement

2022, the annual cash retainer paid to our non-employee Directors was increased from $50,000 to $60,000. In addition, the structure of the annual stock retainer paid to our non-employee Directors was changed from an annual grant of shares having a market value of $100,000 at the time of grant (paid quarterly) to a combination of a fixed-share grant of 3,800 common shares per year (which equated to a market value of $55,000 at the time of the Board’s review of the Director compensation program) and an annual grant of shares having a market value of $60,000 at the time of grant (in both cases, paid quarterly). The revised Director compensation program, including the fixed-share portion of the annual equity retainer, is intended to align the interests of our Directors and our shareholders and is summarized below.

COMPONENT	ANNUAL AMOUNT	PAYABLE
Annual Fixed-Dollar Stock Retainer	Equal in value to $60,000	Quarterly in common shares
Annual Fixed-Share Stock Retainer	3,800 common shares	Quarterly in common shares
Annual Cash Retainer	$60,000	Quarterly in cash or common shares, at the Director’s election

Non-employee Directors are also paid fees for service on certain committees as set forth below and for service as the Chairman of the Board. The Director who serves as the Chairman of the Board receives an annual fee of $100,000 in addition to the fees paid to all non-employee Directors. Fees are paid to committee members, the respective committee chairs and the Chairman of the Board in quarterly installments in the form of cash or common shares, at the Director’s election. No changes were made to the level of fees paid to the Chairman of the Board, committee chairs or committee members as a result of the Board’s review of the Company’s Director compensation program in early 2022. Each Director is also reimbursed for expenses incurred in attending meetings because we view meeting attendance as integrally and directly related to the performance of the Directors’ duties.

	ADDITIONAL ANNUAL FEE
COMMITTEE	CHAIR ($)	OTHER MEMBER ($)
Audit Committee	40,000	25,000
Compensation Committee	40,000	25,000
Nominating and ESG Committee	30,000	20,000
Dividend Declaration Committee	—	—
Pricing Committee	—	—

2022 Director Compensation

In accordance with the compensation program described above, our non-employee Directors received the following compensation during 2022:

DIRECTOR NAME	FEES EARNED OR PAID IN CASH ($)	STOCK AWARDS ($)(1)	TOTAL ($)
Terrance R. Ahern	222,500	111,344	333,844
Linda B. Abraham(2)	102,543	111,344	213,887
Jane E. DeFlorio	122,500	111,344	233,844
Thomas Finne(3)	37,500	25,012	62,512
Victor B. MacFarlane(2)	87,500	111,344	198,844
Alexander Otto	57,500	111,344	168,844
Barry Sholem(3)	13,696	46,245	59,941
Dawn M. Sweeney(2)	107,534	111,344	218,878

(1)

The amounts reported in this column reflect the aggregate grant date fair value, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), for stock awards granted quarterly to each of the non-employee Directors in

SITE Centers Corp. ï 2023 Proxy Statement	17

2022, based upon the closing price of our common shares on the dates of grant. The grant date fair values of the stock awards made to each Director in 2022 were as follows: $15.27 on February 15, 2022 (1,638 shares for all listed Directors other than Mr. Sholem); $15.06 on May 15, 2022 (1,947 shares for all listed Directors other than Dr. Finne and Mr. Sholem); $15.16 on August 15, 2022 (1,940 shares for all listed Directors other than Dr. Finne and Mr. Sholem); on September 13, 2022 (1,451 shares for Mr. Sholem in accordance with his appointment as a director); and $13.25 on November 15, 2022 (2,083 shares for all listed Directors other than Dr. Finne).

(2)	The cash and stock awards listed for Mses. Abraham and Sweeney and the stock awards listed for Mr. MacFarlane were deferred into the Director’s Deferred Compensation Plan and converted into units that are the economic equivalent of common shares, as further described below.

(3)	Dr. Finne’s service as a Director ended on May 11, 2022, and Mr. Sholem was appointed as a Director on September 13, 2022. Their Board compensation was pro-rated to reflect their period of service on the Board during 2022.

Directors’ Deferred Compensation Plan

Non-employee Directors have the right to defer the receipt of all or a portion of their fees pursuant to our Directors’ Deferred Compensation Plan. Our Directors’ Deferred Compensation Plan is an unsecured, general obligation of the Company. Participants’ contributions are converted to units, based on the market value of our common shares on the date of contribution, so that each unit is the economic equivalent of one common share but without voting rights. Settlement of units is made in cash, common shares or a combination of both (as permitted by the plan administrators) at a date determined by the participant at the time a deferral election is made. Prior to settlement, each unit earns dividend equivalents in an amount equal to any dividends paid on our common shares during the deferral period. We have established a “rabbi” trust, which holds our common shares, to satisfy our payment obligations under the plan. Common shares equal to the number of units credited to participants’ accounts under the plan are contributed to the rabbi trust. In the event of our insolvency, the assets of the rabbi trust are available to general creditors of the Company. As of December 31, 2022, the following Directors hold units in our Directors’ Deferred Compensation Plan:

DIRECTOR NAME	NUMBER OF UNITS UNDER THE DIRECTORS’ DEFERRED COMPENSATION PLAN	VALUE OF UNITS ($)(1)
Linda B. Abraham	28,824	393,745
Terrance R. Ahern	74,685	1,020,204
Victor B. MacFarlane	65,407	893,460
Dawn M. Sweeney	74,278	1,014,647

(1)	Based on the closing price of our common shares on December 31, 2022 of $13.66.

Director Stock Ownership Guidelines

Each non-employee Director must own common shares or common share equivalents with an aggregate market value of no less than five times the cash portion of the annual retainer paid to a Director (in other words, $300,000 worth of shares). This ownership requirement generally must be met no later than the fifth anniversary of the date restricted shares or common shares comprising a component of the Director’s compensation are first granted to the Director, and on each December 31st thereafter. Our Board established this particular level of stock ownership for our non-employee Directors in order to align the interests of our non-employee Directors with the investment interests of our shareholders. To this end, and unless otherwise approved by the Nominating and ESG Committee, each non-employee Director is required to retain at least 50% of the common shares and common share equivalents received by the Director as compensation until such time as the minimum share ownership requirement has been satisfied. Common share units acquired by Directors under our deferred compensation plans constitute common share equivalents and count toward satisfying the stock ownership guidelines. All Directors were in compliance with the Director stock ownership guidelines as of December 31, 2022.

18	SITE Centers Corp. ï 2023 Proxy Statement

Security Ownership of Directors and Management

The following table sets forth certain information regarding the beneficial ownership of our common shares as of February 20, 2023, except as otherwise disclosed in the notes below, by (1) our Directors, (2) our named executive officers, and (3) our current executive officers and Directors, as a group. Except as otherwise described in the following notes, the following beneficial owners have sole voting power and sole investment power with respect to all common shares set forth opposite their respective names.

DIRECTORS AND MANAGEMENT	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP OF COMMON SHARES		PERCENTAGE OWNERSHIP (%)(6)
David R. Lukes	637,089	(1)	*
Linda B. Abraham	39,841	(2)	*
Terrance R. Ahern	99,059	(2)	*
Jane E. DeFlorio	46,795		*
Victor B. MacFarlane	3,108	(2)	*
Alexander Otto	19,604,392	(3)	9.3
Barry A. Sholem	181,870	(4)	*
Dawn M. Sweeney	25,691	(2)	*
John M. Cattonar	13,910	(1)	*
Conor M. Fennerty	19,893	(1)	*
Christa A. Vesy	90,074	(1)(5)	*
All Current Executive Officers and Directors as a Group (11 persons)	20,761,722		9.9

*	Less than 1%

(1)	Does not include 509,385, 27,153, 62,963 and 29,600 RSUs credited to the accounts of Messrs. Lukes, Cattonar and Fennerty and Ms. Vesy, respectively, which will vest in future periods pursuant to their terms. Each unit is the economic equivalent of, and settled with, one common share, but does not confer current dispositive or voting control of any common shares prior to its vesting.

(2)	Does not include 75,427, 68,090, 33,038 and 75,016 stock units credited to the accounts of Messrs. Ahern and MacFarlane and Mses. Abraham and Sweeney, respectively, pursuant to our Directors’ Deferred Compensation Plan. Each unit is the economic equivalent of one common share but does not confer current dispositive or voting control of any common shares.

(3)	For information regarding Mr. Otto’s beneficial ownership, see “Corporate Governance and Other Matters—Security Ownership of Certain Beneficial Owners.”

(4)	Includes 176,303 shares owned by the Sholem Trust for which Mr. Sholem is a co-trustee and a beneficiary.

(5)	Includes 31,678 common shares subject to compensatory stock options exercisable on or prior to April 22, 2023.

(6)	Percentages are calculated based on 210,373,369 of our common shares outstanding as of February 20, 2023.

SITE Centers Corp. ï 2023 Proxy Statement	19

Environmental, Social and Governance Highlights

SITE Centers is a self-administered and self-managed REIT engaged in the business of acquiring, owning, developing, redeveloping, leasing and managing shopping centers. We aspire to be a good corporate citizen, maintain an exciting workplace for our employees, operate our properties responsibly and engage with the many communities we serve, while driving value creation and favorable returns for our shareholders. Our environmental, social and governance (“ESG”) initiatives are detailed in our annual Corporate Responsibility and Sustainability Report (the “Report”), which can be found in the “Sustainability” section of our website at www.sitecenters.com. Our most recent Report was completed in accordance with GRI standards and includes disclosures with respect to certain SASB and TCFD standards. The information contained in the Report is not incorporated by reference into this Proxy Statement, and you should not consider such information to be part of this Proxy Statement.

Below are some of the highlights of the Report along with recent recognition and accomplishments with respect to our ESG initiatives.

Recent Recognition

•	Recognized as a Top Workplace in Northeast Ohio in 2022 by Cleveland.com and The Plain Dealer.

•

Included in the 2023 Bloomberg Gender-Equality Index comprised of public companies committed to transparency in gender-data reporting and which have exhibited performance on certain gender-data metrics.

•

Rated “Green Star” by GRESB (Global Real Estate Sustainability Benchmark) for our sustainability benchmark results with an above average rating relative to our peer group with respect to our level of public ESG disclosures.

•

Recognized as a Green Lease Leader (Gold Level) by the U.S. Department of Energy’s Better Building Alliance and The Institute for Market Transformation for our inclusion of sustainability provisions in leases.

Environmental

•

Headquarters Renovation. In 2022, we substantially completed the 60,000 square foot renovation of our office headquarters in Beachwood, Ohio and intend to seek LEED certification for the project in 2023. The renovation implemented a new building energy management and lighting control system driven by occupancy sensors, LED lighting upgrades, improved exterior wall insulation and new HVAC and indoor air quality management systems. Substantial amounts of waste from the renovation and demolition of existing structures were recycled.

•

Sustainability Reporting at Our Properties. Tenants at our properties control and are typically directly responsible for energy and water consumption with respect to their stores, and tenants’ utilization of these utilities encompasses the significant majority of natural resources utilized at our shopping centers. As a result, our sustainability reporting and initiatives are largely focused on the areas of our properties where we maintain daily control, mainly the exterior shell of our buildings and our properties’ exterior common areas.

•

Greenhouse Gas Emissions. Our Report includes our annual Scope 1 and Scope 2 emissions measured in accordance with the Greenhouse Gas Protocol. We aim to reduce greenhouse gas emissions through strategies like green power sourcing and use of smart meter technologies. Since 2021, we have actively considered generation sources as part of our energy procurement process in open markets for electricity providers. Our selection of energy providers is based on both kwh cost and how the power is being generated in order to ensure that we balance cost and greenhouse gas emissions.

•

Common Area Lighting. We continue to convert old parking lot lighting technology to LED at our properties and have begun to focus on upgrading secondary lighting including under canopy, building, and decorative lighting. We have also installed smart lighting controls at substantially all of our wholly-owned properties in order to minimize unnecessary lighting of common areas during off hours.

•

Energy Efficient Roofing. Large expansive parking lots and dark colored roofs can impact local air temperature through what is commonly referred to as the “urban heat island effect”. To mitigate our properties’ contribution to this phenomenon, we continue to convert older roofing to more energy efficient solutions whenever existing roofs at our properties reach the end of their useful lives. White roof membranes limit the amount of the sun’s energy absorbed into the structure of our buildings, thereby decreasing the cooling costs of our tenants and reducing demand on local electrical

20	SITE Centers Corp. ï 2023 Proxy Statement

grids. Approximately 54% of the roofing square footage of our wholly-owned portfolio was comprised of white roofing materials as of December 31, 2022. Our portfolio also includes 60,000 square feet of green roofing systems which improve water run-off and further moderate the temperature fluctuations within our properties. As part of our sustainability program, we increase the insulation efficiency, or “R-Value,” with every roof replacement which reduces the electrical and gas consumption for heating and cooling.

•

HVAC Maintenance and Carbon Emission Reduction. Although we have limited control of energy usage within our tenants’ spaces, we have implemented a program that requires applicable tenants to provide evidence of quarterly maintenance of their HVAC units which, in turn, is expected to increase the life and efficiency of HVAC units across our portfolio.

•	Green Transportation. As of December 31, 2022, 225 electric car charging stations were operating across our portfolio.

•

Water Conservation. We employ water conservation strategies when practical, including xeriscaping, rain water collection, drip irrigation installations, native landscaping, reclaimed water and smart metering. In 2021, we began installing smart water meters across our properties in order to help detect leaks more quickly and decrease usage over time. As of December 31, 2022, we had installed smart meters at 46% of our wholly-owned properties where the landlord pays the water bill.

•

Green Lease Platform. Subject to negotiation with our tenants, we aim to include green lease provisions in our new lease agreements whenever practicable. Green lease provisions allow us to partner with our tenants on the pursuit of renewable energy opportunities in the common and exterior areas of our properties. In 2022, approximately 70% of new leases executed at wholly-owned properties contained green lease language. We have also engaged a consultant to provide mandatory sustainability training to our leasing team which helps to educate our team on sustainability generally and how they can leverage the Company’s sustainability efforts when negotiating leases with our tenants.

Social and Human Capital Management

•

Employee Engagement Survey and Tenure. We again engaged Gallup, Inc. in 2022 to survey the level of our workforce engagement. 97% of our employees participated in the 2022 survey and the Company scored in the top half of Gallup’s overall client database. Support for our work environment is also evidenced by our relatively low level of voluntary attrition with approximately 79% of our employees having been with the Company for over 5 years and 53% for over 10 years.

•

Gender Diversity Initiatives. We promote a gender diverse and inclusive culture through the organization’s Women of Influence program, which nurtures the development of women across the Company through mentoring programs, cross-function relationship building, networking and speaker events, and charitable giving initiatives. At the end of 2022, women represented approximately 63% of our workforce and 46% of our managers (defined by reference to the EEO-1 job class categories to include executive/senior-level officials and managers and first/mid-level officials and managers).

•

Racial Diversity Initiatives. At the end of 2022, the ethnicity of our workforce was approximately 77% White, 14% Black, 4% Hispanic, 2% Asian, and 3% Other (in accordance with EEO-1 categories and methodology) and members of ethnic and racial minorities represented approximately 6% of our managers. Of the Company’s employees, 71% of employees were assigned to work in the corporate headquarters in Beachwood, Ohio, with the rest working in regional offices or remotely. In 2020, we implemented internal policies that promote consideration of qualified minority candidates for open positions.

•

SITE HELPERS. In 2020, we started the SITE HELPERS (Humility, Empathy, Listening, Process, Education, Reconciliation and Support) initiative in order to facilitate a discussion regarding diversity, equity and inclusion within our Company and to better understand the perspectives of the diverse members of our workforce. In 2022, the SITE HELPERS steering committee continued its partnership with a consultant to expand our mandatory training sessions for our leaders on inclusion and understanding biases, and a course for all employees on the topic of contributing to a culture of trust. SITE Helpers also sponsored training for leaders and staff on career development, and the importance of a multi-dimensional approach to growth. Our SITE HELPERS committee, in partnership with various Company leaders and staff, also created and launched a work-based internship program in partnership with Youth Opportunities Unlimited designed to provide minority students at area public high schools in the Cleveland region with opportunities to learn more about the real estate industry and related careers.

•

Workspace Improvements. In addition to implementing significant energy efficiency improvements, the 2022 renovation of our corporate headquarters in Beachwood, Ohio helped to modernize and transform our employees’ work environment. The renovation design includes an open floor plan, raised ceilings, significant natural light, new workstations and office furniture, shared spaces and updated technology to accommodate better workplace collaboration and productivity.

SITE Centers Corp. ï 2023 Proxy Statement	21

•	Flexible Remote Work Policy. In order to promote our employees’ work-life balance, we maintain a flexible Work From Home policy designed to allow employees to work up to two days per week from home.

•

Other Employee Benefits. We promote employee health and well-being by providing access to a competitive and comprehensive benefits program, a state-of-the-art fitness center located at our Beachwood, Ohio office staffed by a certified fitness and yoga instructor, our Make It Happen wellness program, flex time and summer hours, and scholarship opportunities for employees’ families.

•

Community Involvement. We support the communities in which we live through our strategic partnership with Ronald McDonald House Charities, implementation of our YOUnity program to support our employees’ charitable giving and enable efficient Company matching for employee donations, and our Community Impact Day Program, which allows employees to utilize two paid workdays each year to volunteer for charitable organizations and/or engage in community activities of their choice. In 2022, the Company and its employees donated approximately $206,000 to charitable organizations of their choice and tracked 421 hours of volunteer time.

•

Vendor Conduct. We require that our property operations vendors agree to a vendor code of conduct and comply with terms and conditions that are designed to promote fair wages, adherence to applicable labor laws and high ethical standards.

Governance

•

Board Diversity. Our Board values diversity in experience, professional background, tenure and gender. Three of our eight Director nominees (38%) are women, one of our Director nominees (13%) is African American, and seven of our eight Director nominees (88%) qualify as independent within the meaning of NYSE rules.

•	ISS Governance Rating. We maintained a governance QualityScore of 1 in 2022, representing Institutional Shareholder Services’ highest possible governance rating.

•

Annual Director Elections; Majority Voting Standard. We do not have a classified Board. We are incorporated under the laws of the State of Ohio and, unlike many REITs incorporated in Maryland, we cannot classify our Board without shareholder consent. The Company’s Articles of Incorporation provide for a majority vote standard in uncontested elections of directors.

•	Proxy Access. As discussed elsewhere in this Proxy Statement, we have adopted customary proxy access provisions.

•

Shareholder Amendments. Our Code of Regulations can be amended by the affirmative vote of shareholders owning a majority of our common shares issued and outstanding on the applicable record date at any meeting of shareholders called for such purpose.

•

Control Share Act Opt-out. We have opted out of the Ohio Control Share Act, which requires that an investor seeking to acquire shares in excess of certain ownership thresholds first obtain consent from disinterested shareholders.

22	SITE Centers Corp. ï 2023 Proxy Statement

4. Proposal Two: Approval, on an Advisory

Basis, of the Compensation of the

Company’s Named Executive Officers

Proposal Summary and Board Recommendation

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), we are asking you to cast an advisory (non-binding) vote on the following resolution at the Annual Meeting:

RESOLVED, that, on an advisory basis, the compensation of our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including in the “Compensation Discussion and Analysis,” compensation tables and related narratives and descriptions of our Proxy Statement for the 2023 Annual Meeting of Shareholders, is hereby APPROVED.

This advisory vote, commonly known as a “Say-on-Pay” vote, gives you the opportunity to express your views about the compensation we pay to our named executive officers, as described in this Proxy Statement. The Board believes that our executive compensation program is designed appropriately and working effectively to help ensure that we compensate our named executive officers for the achievement of annual and long-term performance goals which will enhance shareholder value. Before you vote, please review the sections captioned “Compensation Discussion and Analysis” and “Executive Compensation Tables and Related Disclosure” below. These sections describe our named executive officer pay programs and the rationale behind the decisions made by our Compensation Committee.

You may vote “FOR” or “AGAINST” the resolution or abstain from voting on the resolution. The result of the Say-on-Pay vote will not be binding on us or our Board; however, the Board values the views of our shareholders. The Board and Compensation Committee will review the results of the vote and expect to take them into consideration in addressing future compensation policies and decisions.

This non-binding advisory vote is currently scheduled to be conducted every year. The next Say-on-Pay vote is expected to take place at our 2024 Annual Meeting of Shareholders (the “2024 Annual Meeting”).

BOARD RECOMMENDATION:

“FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

We believe that you should vote “FOR” the approval, on a non-binding, advisory basis, of our named executive officer compensation, which, as described more fully under the section captioned “Compensation Discussion and Analysis,” we have designed to have strong links to operating and financial performance. At-risk elements such as annual incentives and long-term equity incentives comprise a significant portion of our overall executive remuneration. For these incentive plans, we establish performance metrics and objectives so that the level of compensation received appropriately corresponds to the level of performance achieved. In addition, the vesting requirements of service-based RSU awards are designed to encourage the retention of our named executive officers and ownership that results in business decisions that build long-term shareholder value and thus stock price appreciation.

60% of our named executive officers’ annual incentive award payout for 2022 was determined by reference to the Company’s performance with respect to two key quantifiable metrics: Operating FFO and Adjusted EBITDA. The remaining 40% of these executives’ annual incentive award payout for 2022 was tied to the Compensation Committee’s assessment of individual performance and the achievement of objectives for which the executive was individually responsible. We believe you should vote “FOR” the 2022 compensation of our named executive officers because it was aligned with our actual 2022 performance and appropriately reflects key achievements resulting from their leadership.

SITE Centers Corp. ï 2023 Proxy Statement	23

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and the Proxy Statement for the 2023 Annual Meeting of Shareholders for filing with the SEC.

Compensation Committee Terrance R. Ahern, Chair Jane E. DeFlorio Dawn M. Sweeney

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during 2022 were Terrance R. Ahern, Jane E. DeFlorio and Dawn M. Sweeney. None of our executive officers serves or has served on the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity for which any of Mr. Ahern or Mses. DeFlorio or Sweeney at the same time serves or served as executive officer. Also, none of our executive officers serves or served on the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity, one of whose executive officers at the same time serves or served as a member of our Board.

24	SITE Centers Corp. ï 2023 Proxy Statement

5. Proposal Three: Shareholder Advisory

Vote to Approve the Frequency for

Future Shareholder Advisory Votes to

Approve the Compensation of the

Company’s Named Executive Officers

Proposal Summary and Board Recommendation

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, we are asking you to cast an advisory (non-binding) vote recommending the frequency with which we should hold future shareholder advisory votes to approve the compensation of our named executive officers.

This advisory vote, commonly known as a “frequency” or “say-when-on-pay” vote, gives you the opportunity to express your views about how frequently (but at least once every three years) we should conduct a Say-on-Pay vote. You may vote for future Say-on-Pay votes to be held every “1 YEAR,” “2 YEARS” or “3 YEARS” or abstain from voting in response to this proposal. We are required to hold a “frequency” or “say-when-on-pay” vote at least once every six years. Our last “frequency” or “say-when-on-pay” vote was held on May 9, 2017.

The result of the “frequency” or “say-when-on-pay” vote will not be binding on us or our Board; however, the Board values the views of our shareholders. The Board and the Compensation Committee will review the results of the vote and expect to take them into consideration in determining the frequency of future Say-on-Pay votes.

This non-binding advisory vote is scheduled to be conducted every six years. The next “frequency” or “say-when-on-pay” vote is expected to take place at our 2029 Annual Meeting of Shareholders.

BOARD RECOMMENDATION:

“FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF A FREQUENCY OF EVERY “1 YEAR” FOR FUTURE SHAREHOLDER
ADVISORY VOTES TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Recommendation on the Frequency of Say-on-Pay Vote

We believe you should vote for us to conduct Say-on-Pay votes every year. Before you vote, we encourage you to consider the following:

•	we think that a Say-on-Pay vote every year provides shareholders with the most immediate and direct way to provide input with respect to the Company’s current compensation arrangements;

•	we believe that a Say-on-Pay vote every year promotes the highest degree of transparency regarding our compensation structure;

•	we think that a Say-on-Pay vote every year is consistent with best practices and good corporate governance; and

•	many of the leading shareholder advisory firms and institutional shareholders support annual Say-on-Pay votes.

For these reasons, the Board unanimously recommends that shareholders vote for us to conduct a shareholder advisory vote to approve named executive officer compensation every 1 YEAR.

SITE Centers Corp. ï 2023 Proxy Statement	25

6. Compensation Discussion and Analysis

Overview

In this section of the Proxy Statement, we explain our compensation arrangements with our executive officers and provide a review of decisions made with respect to the Company’s 2022 executive compensation program. Our goal is to provide a better understanding, both in absolute terms and relative to our performance, of our compensation practices and the decisions made concerning the compensation payable to our executive officers, including the Chief Executive Officer and the other executive officers named in the “2022 Summary Compensation Table” below. We refer to the executive officers included in that table, namely Mr. Lukes (our President and CEO), Mr. Fennerty (our EVP and CFO), Ms. Vesy (our EVP and CAO) and Mr. Cattonar (our EVP and CIO), as our “named executive officers”.

The Compensation Committee of our Board, referred to in this section as the “Committee,” generally designs and administers our executive compensation program. All principal elements of compensation paid to our named executive officers are subject to approval by the Committee.

Executive Summary

2022 Performance Highlights

In 2022, SITE Centers continued to position the Company to take advantage of favorable operating conditions that emerged following the COVID-19 pandemic, with retail tenants looking to expand their store footprints within the suburban, high household income communities in which our properties are located. The Company’s aggregate occupancy increased on a pro rata basis to 92.4% at December 31, 2022 from 90.0% at December 31, 2021, and SITE Centers signed new leases and renewals aggregating approximately 4.3 million square feet of GLA which represented the Company’s highest leasing volume of the last five years (despite a decrease in the GLA of the Company’s portfolio over that period) and is expected to contribute to growth in property revenues in 2023 and 2024. The impact of elevated tenant demand for new space on our results was amplified by relatively low levels of existing tenant fallout from bankruptcies and lease non-renewals along with the Company’s positioning in supply constrained sub-markets with compelling demographics. SITE Centers continued to selectively recycle capital from the sale of joint venture investments and stabilized properties into unanchored, convenience retail properties that offer enhanced prospects for cash flow growth through rent increases and lower capital expenditure requirements. Base rent growth from elevated leasing activity, the net impact of acquisition activity and prudent expense management offset declining management fees from the Company’s asset management business and helped to generate net income and Operating FFO attributable to common shareholders for the year ended December 31, 2022 that were well in excess of original Company guidance issued in February 2022.

2022 Annual Incentive Compensation Program Overview

Our 2022 annual performance-based incentive compensation program for our named executive officers was adopted by the Committee in February 2022 and was based upon a combination of quantitative and qualitative performance measures. 60% of our named executive officers’ annual incentive awards for 2022 were linked to the Company’s performance during the year with respect to two key metrics: Operating FFO and Adjusted EBITDA. The remaining 40% of the annual incentive award determinations involved a qualitative assessment of each named executive officer’s performance with particular consideration given to the achievement of pre-identified goals for which each executive was individually responsible.

According to this design, and based on the achievements highlighted above and discussed in further detail below, the Committee approved annual incentive payouts to Messrs. Lukes, Fennerty and Cattonar and Ms. Vesy for 2022 in the amounts of $2,250,000, $675,000, $525,000 and $510,000, respectively, which represented the maximum level of the annual incentive award opportunities provided in their employment agreements.

Mr. Lukes elected to receive his annual incentive payout in cash (as opposed to in RSUs at a 20% increase) as permitted by his employment agreement. In accordance with their employment agreements, annual incentives were paid to Messrs. Fennerty and Cattonar and Ms. Vesy in cash.

26	SITE Centers Corp. ï 2023 Proxy Statement

Overview of 2022 Equity Grants and Performance-Based Equity Results

Annual Service-Based RSU Awards. Pursuant to the terms of their employment agreements, on February 22, 2022, Messrs. Lukes, Fennerty and Cattonar and Ms. Vesy were granted 65,727, 16,434, 8,217 and 3,288 service-based RSUs having a value of approximately $1 million, $250,000, $125,000 and $50,000, respectively, which grants will generally vest in substantially equal installments on each of the first three anniversaries of the grant date.

2022 Performance-Based RSU Awards. Pursuant to the terms of their employment agreements, on March 1, 2022, Messrs. Lukes, Fennerty and Cattonar and Ms. Vesy were granted 129,116, 32,279, 16,140 and 6,456 performance-based RSUs having “target” values of approximately $2 million, $500,000, $250,000 and $100,000, respectively, subject to a three-year performance period beginning on March 1, 2022 and ending February 28, 2025. These performance-based RSUs (or “PRSUs”) become payable to the executives in common shares after the end of the performance period, if at all, based on the percentile rank of the Company’s TSR measured over the performance period as compared to the TSR of a defined group of peer companies, subject generally to the executives’ continued employment with us.

Settlement of 2019 CEO Performance-Based RSU Award. On March 1, 2019, in accordance with the terms of his prior employment agreement, the Company granted Mr. Lukes PRSUs having a performance period ending on February 28, 2022 and a target value of approximately $3 million (excluding accrued dividends). Based on the Company’s relative TSR during the three-year period ended February 28, 2022, this award paid out at the maximum level in March 2022, and Mr. Lukes received 494,334 common shares (which included accrued dividends) having a market value of $7,686,894 based on the closing price of the Company’s common shares on February 28, 2022.

The result of this performance-based award is evidence of the alignment of our compensation program with actual performance. Due to the lagging relative performance of our share price during calendar year 2017, no shares were earned by Mr. Lukes with respect to the one-, two- and three-year performance-based equity awards granted to him in March 2017 and therefore Mr. Lukes earned less compensation through December 31, 2020 than originally intended under our performance-based equity programs. However, as a result of the relative outperformance of our share price relative to the PRSU peer group following the Company’s December 2017 announcement of its plans to spin-off RVI, the value realized by Mr. Lukes in March 2021 and March 2022 with respect to PRSUs granted to him in March 2018 and March 2019 exceeded the target values originally established by the Committee.

Settlement of 2020 CFO Performance-Based RSU Awards. On March 1, 2020, in accordance with the terms of his employment agreement, the Company granted Mr. Fennerty 5,954 PRSUs having a performance period ending on February 28, 2021 and a target value of approximately $75,000 (excluding accrued dividends), 11,909 PRSUs having a performance period ending on February 28, 2022 and a target value of approximately $150,000 (excluding accrued dividends) and 17,863 PRSUs having a performance period ending on February 28, 2023 and a target value of approximately $225,000 (excluding accrued dividends). Based on the relative TSR of the Company during the 12-month period ended February 28, 2021, Mr. Fennerty received 12,131 common shares (which included accrued dividends) having a market value of $164,496 based on the closing price of the Company’s common shares on February 28, 2021. Based on the relative TSR of the Company during the 24-month period ending February 28, 2022, Mr. Fennerty received 24,921 common shares (which included accrued dividends) having a market value of $387,519 based on the closing price of the Company’s common shares on February 28, 2022.

Investor Outreach

We proactively meet with our largest shareholders from time to time in order to discuss a variety of topics regarding the Company and to give these investors an opportunity to raise questions and provide our management team with feedback. Since January 1, 2022, we have held meetings with 12 of our 25 largest institutional investors who we believe collectively own, together with members of the Otto Family, over 45% of our common shares as of December 31, 2022. Topics of discussion in these meetings often include executive compensation, the composition of our Board of Directors and other corporate governance matters. Based on the discussion of our executive compensation program at these meetings, we believe that these investors understand our executive compensation program and have a favorable view of the alignment of pay and performance created by the program’s significant use of performance-based equity. Based on these meetings, we are not aware of any significant shareholder concerns regarding our pay practices or executive compensation program.

SITE Centers Corp. ï 2023 Proxy Statement	27

Compensation Program Design

Compensation Philosophy and Objectives

Our primary executive compensation objectives are to:

•	attract, retain and motivate executives who are capable of advancing our strategy and ultimately maintain and grow our long-term equity value;

•	reward executives on an annual basis in a manner aligned with our financial performance, organizational objectives and their individual goals;

•	retain and align the management team’s long-term interests with our shareholders’ through long-term service-based and performance-based equity participation and ownership; and

•	ensure that the cost of the compensation program is reasonable to shareholders.

Our compensation program rewards executives for not only delivering superior returns but also for reducing the risk profile of the Company, as well as for achieving financial and non-financial measures of performance that enhance long-term shareholder value. Our executives and the Board have intentionally avoided short-term decisions that might produce inflated short-term shareholder returns in favor of longer term strategies that provide sustainable growth opportunities and enhance net asset value.

Structure and Principal Elements of Our Executive Compensation Program

We entered into our current employment agreement with Mr. Lukes, our CEO, in September 2020. In negotiating this agreement, the Committee emphasized the use of performance-based awards for both the annual and long-term incentive components of Mr. Lukes’ compensation in order to align the interest of Mr. Lukes with those of the Company’s shareholders. The annualized “target” level of compensation for Mr. Lukes under his September 2020 employment agreement is summarized in the chart below:

*

Includes the annualized grant date fair value of the service-based RSUs awarded in connection with the execution of Mr. Lukes’ September 2020 employment agreement and the value of service-based RSUs to be granted to Mr. Lukes annually during the term of his employment agreement.

**

Annual incentive is shown at the target level. The annual incentive payout ranges from $0 (below threshold) to $2,250,000 (maximum). Mr. Lukes can elect to receive the value of his annual incentive award in RSUs at a 20% increase.

Based on the foregoing design of Mr. Lukes’ employment agreement:

•	Approximately 56% of total target compensation for Mr. Lukes across the four-year employment period is “at risk” in the form of annual incentive compensation and long-term performance-based equity;

•	Approximately 62% of total target compensation for Mr. Lukes across the four-year employment period is comprised of long-term equity versus 38% in cash; and

•

Approximately 53% of the total target compensation to be paid to Mr. Lukes in equity during the four-year employment period will be paid in the form of performance-based equity (as opposed to service-based equity) where the ultimate payouts to Mr. Lukes could range from 0% to 200% of the target awards based on the actual performance of the Company on relative TSR and other metrics to be determined.

28	SITE Centers Corp. ï 2023 Proxy Statement

The Committee felt that this program’s focus on “at risk” incentive compensation and greater emphasis on equity over cash compensation and performance-based equity over service-based equity were in the best interests of the Company’s shareholders, consistent with institutional investor preferences and best practices in executive compensation and generally in line with chief executive compensation programs implemented by peer companies.

Pay Governance

Over the past several years we have entered into employment agreements with our executives in order to implement several best practices in executive compensation. The following are key features of our executive compensation program.

What We Do

We tie pay to performance by making a significant portion of compensation “at risk”.

Annual incentive pay is typically based on multiple performance metrics, which are established at the beginning of each year, and individual performance.

A significant portion of the value of long-term performance incentives depends on relative shareholder return.

We have stock ownership guidelines for our Directors and our named executive officers.

We engage an independent compensation consultant to advise the Committee, which is comprised solely of independent Directors.

What We Don’t Do

We do not guarantee minimum incentive bonus awards.

We do not encourage excessive risk taking as we use different performance metrics for our annual and long-term incentive compensation programs.

We do not pay dividend equivalents on unearned equity awards subject to performance-based vesting.

We do not allow Directors or officers to hedge or pledge company securities.

We do not allow for repricing of stock options without shareholder approval.

We do not include excise tax gross-up provisions in our executive compensation arrangements.

We do not offer excessive perquisites or special health and welfare plans to executives.

Role of the Committee and Management in Executive Compensation

The Committee has overall responsibility for the compensation programs provided to our named executive officers. Pursuant to the Committee’s charter, the Committee has the authority to review and approve the compensation for executive officers, including the review and approval of the design and implementation of any incentive arrangements, equity compensation and supplemental retirement programs. Consistent with this authority, the Committee generally establishes financial performance metrics and targets used for annual performance-based incentives, conducts an in-depth review of performance against these objectives and subjectively evaluates individual performance, reviews from time to time market pay practices as they relate to both cash-based and equity-based award programs primarily to remain informed about general compensation trends in the market, designs and adopts our long-term equity incentive compensation programs and specifically approves compensation arrangements for our named executive officers.

Our CEO provides significant input in setting the compensation for our other named executive officers by providing the Committee with an evaluation of their performance and making recommendations for any adjustments to their base and target annual incentive compensation. The Committee can accept, reject or modify the CEO’s recommendations as it sees fit, subject to the terms of any applicable employment agreement.

Role of the Compensation Consultant in Executive Compensation

For 2022, the Committee continued its retention of Gressle & McGinley as its independent compensation consultant. Gressle & McGinley was selected as the advisor to the Committee based on its extensive knowledge of the REIT sector, especially retail REITs, its experience with the Company, and its deep knowledge and experience in designing executive

SITE Centers Corp. ï 2023 Proxy Statement	29

compensation programs over the past 30 years across multiple sectors of the economy. The Committee has assessed the independence of Gressle & McGinley, as required under NYSE listing rules. The Committee has also considered and assessed all relevant factors, including but not limited to those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, that could give rise to a potential conflict of interest with respect to Gressle & McGinley. Based on this review, the Committee is not aware of any conflict of interest that has been raised by the work performed by Gressle & McGinley.

Among other matters, in 2022 Gressle & McGinley assisted the Committee with its:

•	Design of our 2022 annual executive incentive compensation program and the year-end performance review of our named executive officers;

•

Design of the structure and performance metrics applicable to the annual PRSUs awarded to the named executive officers in accordance with the terms of their employment agreements and the settlement of maturing PRSU awards;

•	Annual evaluation of the Company’s Director compensation program; and

•

Analysis of whether any aspects of the Company’s compensation policies and practices create or encourage the taking of risks that could reasonably be expected to cause a material adverse impact on the Company.

Consideration of 2022 Say-on-Pay Voting Results

At our 2022 Annual Meeting, we received approximately 97% approval, based on the total votes cast, for our annual advisory Say-on-Pay vote to approve the compensation of our named executive officers. The Committee considered this result in connection with its review of compensation policies and decisions in 2022. The Committee believes these voting results demonstrate significant, continuing support for our named executive officer compensation program, and the Committee chose not to make any substantial changes to the existing program for 2022 specifically in response to the 2022 Say-on-Pay voting results. The Committee will, however, continue to work with Gressle & McGinley to monitor changes in executive compensation to keep our executive compensation program aligned with best practices in our competitive market.

2022 Compensation Program

Base Salary Levels

We pay salaries to our named executive officers to provide them with a base level of income for services rendered. These base salaries are originally established at the time of the named executive officer’s first employment with us based on an analysis of the salaries paid to executives in comparable positions within our industry provided by Gressle & McGinley. Base salaries may be increased by the Committee from time to time, including at the time we extend employment agreements with our named executive officers, based on market conditions and prior performance. Base salaries were established for our named executive officers in 2020 and 2021 in connection with the execution of their current employment agreements and were not adjusted for 2022.

Annual Incentive Compensation Design

The employment agreements with our named executive officers specify threshold, target and maximum annual incentive amounts as a percentage of year-end base salary. Our named executive officers are not guaranteed an annual incentive payment and each named executive officer’s annual incentive payment can be as low as zero or as high as the maximum amount set forth in his or her agreement based on the degree of achievement of corporate and individual performance measures typically established by the Committee in the beginning of each year. Expressed in dollar values, the minimum, threshold, target and maximum annual incentive award payable to each of our named executive officers for 2022 pursuant to the terms of his or her employment agreement, and the maximum amount expressed as a percentage of the executive’s base salary, were as follows:

NAMED EXECUTIVE OFFICER	DOLLAR VALUE OF				MAXIMUM PAYOUT AS A PERCENTAGE OF BASE SALARY
	MINIMUM PAYOUT	THRESHOLD PAYOUT	TARGET PAYOUT	MAXIMUM PAYOUT
David R. Lukes	$0	$675,000	$1,350,000	$2,250,000	250%
Conor M. Fennerty	$0	$225,000	$450,000	$675,000	150%
Christa A. Vesy	$0	$170,000	$340,000	$510,000	120%
John M. Cattonar	$0	$175,000	$350,000	$525,000	150%

30	SITE Centers Corp. ï 2023 Proxy Statement

The 2022 annual incentive compensation program for our named executive officers was established by the Committee in February 2022 and used a combination of company-wide quantitative performance metrics as well as qualitative objectives. In each case, the Committee believed that the performance measures were appropriate because their achievement was expected to contribute to our long-term success and the creation of value for our shareholders. The quantitative objectives, namely Operating FFO and Adjusted EBITDA, comprised 60% of the program’s overall assessment of each named executive officer’s performance for 2022. The remaining 40% of the annual incentive compensation program involved a qualitative assessment of each named executive officer’s performance, with consideration given to the achievement of pre-identified goals for which each executive was individually responsible.

The following charts identify the performance measures applicable to our named executive officers, the range of performance in 2022 for which points were awarded in our scoring system and the weighting of each of the performance measures to the overall score. Within the performance ranges applicable to each quantitative metric, the program awarded from one to five points based on the Company’s level of actual performance relative to break-points within the stated performance range on a formulaic, nondiscretionary basis. No points were earned on account of any quantitative measure to the extent actual performance was below the bottom end of the identified performance range. In the case of each individualized performance measure, the applicable executive received from zero to five points based on the Committee’s subjective assessment of performance. After points were awarded for each performance measure, each named executive officer was given an overall score based on the weighting of each measure as indicated below. An overall score of one point corresponded to a “threshold” incentive payout, a score of three points corresponded to a “target” incentive payout and a score of five points corresponded to a “maximum” incentive payout, in each case as indicated in the applicable executive’s employment agreement (with straight line interpolation applicable to scores between those break-points).

MR. LUKES’ PERFORMANCE MEASURES	PERFORMANCE RANGE	MEASUREMENT WEIGHTING
Adjusted EBITDA (in millions)(1)	$317.4 to $338.8	30%
Operating FFO per share(2)	$1.03 to $1.13	30%
Leasing progress	0 to 5	5%
ESG initiatives	0 to 5	5%
Committee’s evaluation	0 to 5	30%

MR. FENNERTY’S PERFORMANCE MEASURES	PERFORMANCE RANGE	MEASUREMENT WEIGHTING
Company goals(3)	0 to 5	60%
Balance sheet management	0 to 5	10%
Committee’s evaluation	0 to 5	30%

MS. VESY’S PERFORMANCE MEASURES	PERFORMANCE RANGE	MEASUREMENT WEIGHTING
Company goals(3)	0 to 5	60%
Financial statement accuracy	0 to 5	10%
Committee’s evaluation	0 to 5	30%

MR. CATTONAR’S PERFORMANCE MEASURES	PERFORMANCE RANGE	MEASUREMENT WEIGHTING
Company goals(3)	0 to 5	60%
Acquisitions	0 to 5	30%
Committee’s evaluation	0 to 5	10%

(1)

Adjusted EBITDA is calculated as net income attributable to the Company before interest, income taxes, depreciation and amortization for the year and further adjusted to eliminate the impact of certain items that the Company does not consider indicative of its ongoing performance. For the limited purpose of determining 2022 executive incentive compensation, reported Adjusted EBITDA was designed to be adjusted to eliminate the impact of unbudgeted significant joint venture transactions and casualty events occurring during the year, though no such adjustments were ultimately made by

SITE Centers Corp. ï 2023 Proxy Statement	31

the Committee. Adjusted EBITDA should not be considered as an alternative to earnings as an indicator of the Company’s financial performance, or an alternative to cash flow from operating activities as a measure of liquidity. The Company’s calculation of Adjusted EBITDA may differ from the methodology utilized by other companies. Investors are cautioned that items excluded from Adjusted EBITDA are significant components in understanding and assessing the Company’s financial condition. Within the performance range, the target level of Adjusted EBITDA was $327.5 million.

(2)	FFO is a supplemental non-GAAP financial measure used as a standard in the real estate industry and is a widely accepted measure of REIT performance. FFO is generally defined and calculated by the Company as net income (loss) (computed in accordance with GAAP), adjusted to exclude: (a) preferred share dividends, (b) gains and losses from disposition of real estate property and related investments, which are presented net of taxes, (c) impairment charges on real estate property and related investments, and (d) certain non-cash items. These non-cash items principally include real property depreciation and amortization of intangibles, equity income (loss) from joint ventures and equity income (loss) from non-controlling interests and adding the Company’s proportionate share of FFO from its unconsolidated joint ventures and non-controlling interests, determined on a consistent basis. The Company’s calculation of FFO is consistent with the definition of FFO provided by NAREIT. The Company calculates Operating FFO by excluding certain non-operating charges, income and gains in order to allow investors to analyze the results of its operations and assess performance of the core operating real estate portfolio. For the limited purpose of determining 2022 executive incentive compensation, reported Operating FFO per share was designed to be adjusted to eliminate the impact of unbudgeted significant joint venture transactions and casualty events occurring during the year, though no such adjustments were ultimately made by the Committee. The Company believes that Operating FFO provides additional indicators of the financial performance of a REIT. The Company also believes that Operating FFO more appropriately measures the core operations of the Company and provides benchmarks to its peer group. Operating FFO is useful to investors as the Company removes non-comparable charges, income and gains to analyze the results of its operations and assess performance of the core operating real estate portfolio. Other real estate companies may calculate Operating FFO in a different manner. Within the performance range, the target level of Operating FFO per share was $1.08.

(3)	For each of Messrs. Fennerty and Cattonar and Ms. Vesy, “Company goals” were defined to consist of the same Adjusted EBITDA and Operating FFO per share goals established for Mr. Lukes.

Annual Incentive Compensation Decisions

With respect to the quantitative metrics of the 2022 incentive compensation program, which comprised 60% of each named executive officer’s overall assessment of 2022 performance, the Company achieved 2022 Operating FFO of $1.18 per share (as compared to the performance range of $1.03 to $1.13 per share) and Adjusted EBITDA of approximately $356.0 million (as compared to the performance range of $317.4 million to $338.8 million). With respect to the qualitative components of the 2022 annual incentive compensation program, the Committee recognized the named executive officers’ collective contributions to strong 2022 operating results and also considered the following individual achievements in determining each executive’s score with respect to their individual objectives:

•

For Mr. Lukes: restructuring the leadership and compensation structure of the Company’s leasing team in order to incentivize specific leased rate goals through increased reliance on leasing commissions; achieving a Company leased rate in excess of 95.0% on a pro rata basis at December 31, 2022; leadership in transactional activity and capital allocation decisions, including opportunistic equity ATM issuances and equity repurchases; leadership in Board strategy discussions; and increasing the organization’s visibility through interviews and other media opportunities.

•

For Mr. Fennerty: balance sheet and leverage management including through the proactive extension of the Company’s revolving credit facility and the extension and upsizing of the Company’s term loan facility in June 2022 prior to adverse changes in debt capital market conditions; opportunistic swap of the Company’s floating rate term loan to a fixed rate of interest in August 2022; leadership of the Company’s investor relations program; leadership of the Company’s ESG reporting steering committee; and continued management of rating agency relationships.

•

For Ms. Vesy: managed financial reporting obligations for both the Company and RVI including the adoption of liquidation accounting for RVI in the second quarter of 2022; and managed investor relations, shareholder distributions and the wind-up of RVI’s remaining operations in her role as its chief financial officer.

•

For Mr. Cattonar: the acquisition of 16 shopping centers (including through the acquisition of a partner’s interest) for an aggregate price of approximately $342.4 million at the Company’s share; and the sale of 33 shopping centers and land parcels for $885.5 million ($371.1 million at the Company’s share).

Based on these quantitative results and qualitative assessments, the Committee determined that each named executive officer had achieved the maximum overall level of performance under the 2022 incentive compensation program (in other words, 5 points in the scoring system described above) thereby entitling Messrs. Lukes, Fennerty and Cattonar and Ms. Vesy to 2022 incentive payments of $2,250,000, $675,000, $525,000 and $510,000, respectively, which represented the maximum incentive award opportunity under their respective employment agreements.

In lieu of cash, Mr. Lukes’ employment agreement entitles him to elect to receive all or a portion his annual incentive compensation in the form of RSUs subject to a ratable three-year vesting schedule and a 20% increase. In October 2022, Mr. Lukes informed the Company of his election to receive his 2022 annual incentive compensation payout entirely in the form of cash. In accordance with their employment agreements, annual incentive payments were provided to Messrs. Fennerty and Cattonar and Ms. Vesy in cash.

32	SITE Centers Corp. ï 2023 Proxy Statement

Retention-Based and Performance-Based Equity Grants and Results

Annual Service-Based RSU Awards. Pursuant to the terms of their employment agreements, on February 22, 2022, Mr. Lukes was granted 65,727 RSUs having a value determined in accordance with his employment agreement of approximately $1 million, Mr. Fennerty was granted 16,434 RSUs having a value determined in accordance with his employment agreement of approximately $250,000, Ms. Vesy was granted 3,288 RSUs having a value determined in accordance with her employment agreement of approximately $50,000 and Mr. Cattonar was granted 8,217 RSUs having a value determined in accordance with his employment agreement of approximately $125,000. These grants will generally vest in substantially equal installments on each of the first three anniversaries of the grant date and dividend equivalents credited with respect to these RSUs will be paid in cash on a current basis.

2022 Performance-Based RSU Awards. Pursuant to the terms of their employment agreements, on March 1, 2022, Messrs. Lukes, Fennerty and Cattonar and Ms. Vesy were granted 129,116, 32,279, 16,140 and 6,456 PRSUs subject generally to a performance period beginning on March 1, 2022 and ending on February 28, 2025 and having “target” values of approximately $2,000,000, $500,000, $250,000 and $100,000, respectively (excluding accrued dividends). These PRSUs become payable to the executives at the end of the performance period, if at all, based on the percentile rank of the TSR of the Company measured over the performance period as compared to the total shareholder return of a particular set of peer companies during such period as shown below (with straight-line interpolation between levels):

PERFORMANCE LEVEL	RELATIVE TSR	PERCENTAGE EARNED
Below Threshold	Below 33rd percentile	0%
Threshold	33rd percentile	50%
Target	55th percentile	100%
Maximum	70th percentile or above	200%

For these purposes, the peer companies consist of Acadia Realty Trust, Brixmor Property Group Inc., Federal Realty Investment Trust, Kimco Realty Corporation, Kite Realty Group Trust, Phillips Edison & Company Inc., Regency Centers Corporation, Retail Opportunity Investments Corp., RPT Realty, Saul Centers Inc., Tanger Factory Outlet Centers, Urban Edge Properties and Urstadt Biddle Properties. These 13 entities were chosen because they were considered to be most similar to the Company in terms of the economic forces that impact their financial performance and the trading characteristics of their common stock. For purposes of determining TSR, dividends paid on the Company’s common shares during the performance period are deemed reinvested in additional common shares of the Company.

Settlement of 2019 CEO Performance-Based RSU Award. On March 1, 2019, in accordance with the terms of his prior employment agreement, the Company granted Mr. Lukes PRSUs having a performance period ending on February 28, 2022 and a target value of approximately $3 million (excluding accrued dividends). Based on the Company’s relative TSR during the three-year period ended February 28, 2022, this award paid out at the maximum level in March 2022, and Mr. Lukes received 494,334 common shares (which included accrued dividends) having a market value of $7,686,894 based on the closing price of the Company’s common shares on February 28, 2022.

The result of this performance-based award is evidence of the alignment of our compensation program with actual performance. Due to the lagging relative performance of our share price during calendar year 2017, no shares were earned by Mr. Lukes with respect to the one-, two- and three-year performance-based equity awards granted to him in March 2017 and therefore Mr. Lukes earned less compensation through December 31, 2020 than originally intended under our performance-based equity programs. However, as a result of the outperformance of our share price relative to the PRSU peer group since the time the Company announced the spin-off of RVI in December 2017, the value realized by Mr. Lukes in March 2021 and March 2022 with respect to PRSUs granted to him in March 2018 and March 2019 exceeded the target values originally established by the Committee.

Settlement of 2020 CFO Performance-Based RSU Awards. On March 1, 2020, in accordance with the terms of his original employment agreement, the Company granted Mr. Fennerty 5,954 PRSUs having a performance period ending on February 28, 2021 and a target value of approximately $75,000 (excluding accrued dividends), 11,909 PRSUs having a performance period ending on February 28, 2022 and a target value of approximately $150,000 (excluding accrued dividends) and 17,863 PRSUs having a performance period ending on February 28, 2023 and a target value of approximately $225,000 (excluding accrued dividends). Based on the relative TSR of the Company during the 12-month period ended February 28, 2021, Mr. Fennerty received 12,131 common shares (which included accrued dividends) having a market value of $164,496

SITE Centers Corp. ï 2023 Proxy Statement	33

based on the closing price of the Company’s common shares on February 28, 2021. Based on the relative TSR of the Company during the 24-month period ending February 28, 2022, Mr. Fennerty received 24,921 common shares (which included accrued dividends) having a market value of $387,519 based on the closing price of the Company’s common shares on February 28, 2022.

More information concerning the terms of the employment agreements, including the equity compensation granted to the executives thereunder, is provided in the sections of this Proxy Statement below entitled “Executive Compensation Tables and Related Disclosure—Employment Agreements”.

Other Benefits and Information

Employment Agreements. We have entered into employment agreements with each of our named executive officers. Information concerning the terms of our employment agreements with our named executive officers is provided in the section of this Proxy Statement entitled “Executive Compensation Tables and Related Disclosure – Employment Agreements”.

Perquisites and Fringe Benefits. The named executive officers received certain additional benefits during 2022. The Committee believes that these benefits are reasonable and consistent with its overall compensation program and better enable us to attract and retain superior executive talent.

For 2022, each of Messrs. Lukes, Fennerty and Cattonar and Ms. Vesy were eligible for participation in health, life, disability and other insurance plans, sick leave, reasonable vacation time, and other customary fringe benefits generally on terms available to our other employees.

Pursuant to his employment agreement, Mr. Lukes is entitled to automobile service for business and personal use. The benefit includes all reasonable related maintenance, repairs, parking, gasoline, insurance and other reasonable costs and expenses.

Pursuant to their employment agreements, Messrs. Lukes and Fennerty are entitled to reimbursement (up to an aggregate maximum in any calendar year of $25,000 for Mr. Lukes and $10,000 for Mr. Fennerty) for premiums for life, disability and/or similar insurance policies.

Retirement Benefits. We have established a tax qualified 401(k) plan for our employees pursuant to which we made semi-monthly matching contributions during 2022 equal to 50% of each participant’s contribution, up to 6% of the sum of his or her base salary plus annual cash performance-based incentive, not to exceed 3% of the sum of the participant’s base salary plus annual cash performance-based incentive, subject to Internal Revenue Code limits.

Elective Deferred Compensation Plan. Our named executive officers are entitled to participate in our Elective Deferred Compensation Plan. Pursuant to the Elective Deferred Compensation Plan, certain of our officers can defer up to 100% of their base salaries and annual cash performance-based incentives, less applicable taxes and authorized benefits deductions. The Elective Deferred Compensation Plan is a nonqualified plan and is an unsecured, general obligation of the Company, and we have established and funded a “rabbi” trust to satisfy our payment obligations under this plan. The Company provides a matching contribution to any participant who defers compensation into the Elective Deferred Compensation Plan equal to the difference between (1) up to 3% of the sum of the participant’s base salary and annual cash performance-based incentive eligible for deferral under the 401(k) plan and the Elective Deferred Compensation Plan, combined, and (2) the actual employer matching contribution provided under the 401(k) plan. Earnings on a participant’s deferred account are based on the results of the investment options available in the plan that are selected by the participant (which are similar to the investment options available under our 401(k) plan). Settlement is generally made in cash at a date determined by the participant at the time a deferral election is made. None of our named executive officers elected to defer any portion of their 2022 cash compensation pursuant to the Elective Deferred Compensation Plan. For more information, please refer to the 2022 Nonqualified Deferred Compensation Table below.

Equity Deferred Compensation Plan. Pursuant to the Equity Deferred Compensation Plan, certain of our officers, including the named executive officers, have the right to defer the receipt of RSUs earned under any equity compensation plan. The value of a participant’s deferrals is converted into units, based on the market value of our common shares at the time of the deferral, so that each unit is equivalent in value to one common share. We have established and funded a “rabbi” trust, which holds our common shares, to satisfy our payment obligations under this plan. Common shares equal to the number of units credited to the participants’ accounts under this plan are placed in the rabbi trust. In the event of our insolvency, the assets of the rabbi trust are available to general creditors. Settlement of units is generally made in our common shares at a date determined by the participant at the time a deferral election is made. None of our named executive officers elected to defer 2022 service-based RSUs pursuant to the Equity Deferred Compensation Plan.

34	SITE Centers Corp. ï 2023 Proxy Statement

Stock Ownership Guidelines

Under our stock ownership guidelines, each named executive officer must own common shares or common share equivalents with an aggregate market value of no less than the applicable multiple of such officer’s annual base salary for the immediately preceding year. For the CEO, the multiple is five times his annual base salary; for the CFO, the multiple is three times his annual base salary; and for all other executive officers, the multiple is one times his/her annual base salary. Our Board established these particular levels of stock ownership for our named executive officers because we want the interests of our named executive officers to be aligned with the investment interests of our shareholders.

Such minimum share ownership requirement must be satisfied (1) initially, by no later than the fifth anniversary of the first March 31st following the date such officer receives his or her first grant as a named executive officer, and then (2) on each anniversary of March 31st thereafter. To that end, and unless otherwise approved by the Nominating and ESG Committee, each named executive officer is required to retain 50% of the common shares or common share equivalents of the Company acquired through grants from the Company as part of compensation until such time as the minimum share ownership requirement is satisfied. RSUs and shares deferred into our Equity Deferred Compensation Plan constitute common share equivalents and count toward satisfying the stock ownership guidelines. As of February 28, 2023, all of our named executive officers were in compliance with the stock ownership guidelines.

Hedging and Pledging Policy

Our Board has adopted a policy prohibiting our Directors and employees who are officers at or above the level of Vice President (or an equivalent position) from (1) pledging Company stock as collateral for a loan or (2) using Company stock in hedging transactions, such as “cashless” collars, forward sales, equity swaps and similar arrangements because the Board determined that such a policy is in the best interests of the Company and our shareholders. Currently, all Directors, executive officers and, to our knowledge, other covered employees are in compliance with the applicable requirements of the Company’s policy.

Compensation-Related Risk Analysis

The Committee has overall responsibility for overseeing the risks relating to compensation policies and practices affecting senior management. The Committee uses its consultant, Gressle & McGinley, to independently consider and analyze the extent, if any, to which our compensation policies and practices might create risks for the Company, and this review also focuses on variable and incentive compensation elements, as well as policies and practices that could mitigate or balance any such incentives.

After conducting this review, including most recently in early 2023, the Committee has determined that none of our compensation policies and practices create any risks that are reasonably likely to have a material adverse effect on the Company. In making this determination, the Committee considered that a significant portion of total executive compensation in recent years has been comprised of service-based RSUs that vest over several years and long-term PRSUs whose vesting is based on relative shareholder return over a multi-year period. The Committee believes that these equity award structures and the corresponding vesting conditions encourage actions and behaviors that increase long-term shareholder value rather than short-term risk taking. In addition, annual incentive compensation awarded to our executive officers is subject to a cap and is based on a combination of quantitative and qualitative performance metrics, thereby reducing the likelihood that our executives are overly focused on any single metric that might encourage risky behavior.

SITE Centers Corp. ï 2023 Proxy Statement	35

7. Executive Compensation Tables and

Related Disclosure

2022 Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)(1)	BONUS ($)	STOCK AWARDS ($)(2)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)(1)(3)	ALL OTHER COMPENSATION ($)(4)	TOTAL ($)
David R. Lukes	2022	900,000	—	3,606,484	2,250,000	43,001	6,799,485
Chief Executive Officer	2021	900,000	—	3,717,683	2,250,000	42,536	6,910,219
and President	2020	865,128	972,000	6,013,999	648,000	56,437	8,555,564
Conor M. Fennerty	2022	450,000	—	901,655	675,000	11,178	2,037,833
Executive Vice President, Chief	2021	443,559	—	1,330,480	675,000	13,148	2,462,187
Financial Officer and Treasurer	2020	400,000	150,000	443,805	150,000	11,120	1,154,925
Christa A. Vesy	2022	425,000	—	180,349	510,000	11,994	1,127,343
Executive Vice President and	2021	393,645	—	287,371	510,000	11,344	1,202,360
Chief Accounting Officer	2020	380,000	76,000	133,000	76,000	11,394	676,394
John M. Cattonar	2022	350,000	—	450,828	525,000	11,649	1,337,477
Executive Vice President and	2021	337,500	—	338,285	525,000	10,999	1,211,784
Chief Investment Officer	2020	—	—	—	—	—	—

(1)	The amounts reported in columns (c) and (f) for 2022 include amounts deferred into our 401(k) plan (a qualified plan) by Messrs. Lukes, Fennerty and Cattonar and Ms. Vesy for the year ended December 31, 2022 as follows: Mr. Lukes, $27,000; Mr. Fennerty, $10,125; Mr. Cattonar, $20,500; and Ms. Vesy, $27,000.

(2)	The amounts reported in column (e) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of all stock awards granted during the reported years. Assumptions used in the calculation of these amounts for 2022 are included in footnote 15 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022. The amounts reported in this column for 2022 include:

•

for each of Messrs. Lukes, Fennerty and Cattonar and Ms. Vesy, $2,598,889, $649,722, $324,861 and $129,944, respectively, relating to the grant date fair value of PRSUs granted in March 2022 in accordance with their employment agreements. The grant date fair value associated with the PRSU awards was computed in accordance with FASB ASC Topic 718 and is based on the probable outcome of the performance conditions, although the ultimate value of the awards could be as low as zero. Assuming achievement of maximum performance, the value as of the grant date of these PRSU awards made to Messrs. Lukes, Fennerty and Cattonar and Ms. Vesy would be $5,197,778, $1,299,444, $649,722 and $259,888, respectively. See “Compensation Discussion and Analysis—2022 Compensation Program—Retention-Based and Performance-Based Equity Grants and Results” for more information; and

•

for each of Messrs. Lukes, Fennerty and Cattonar and Ms. Vesy, $1,007,595, $251,933, $125,967 and $50,405, respectively, relating to the grant date fair value of annual service-based RSUs granted in accordance with their employment agreements.

(3)	The amounts reported in column (f) for 2022 reflect cash amounts earned by Messrs. Lukes, Fennerty and Cattonar and Ms. Vesy as annual cash performance-based incentive compensation for 2022. For more information about the award reported in this column for 2022, see “Compensation Discussion and Analysis—2022 Compensation Program—Annual Incentive Compensation Decisions” above.

(4)	The amounts shown in column (g) for the named executive officers for 2022 include:

•	for Mr. Lukes, automobile service, reimbursement of personal disability/life insurance premiums of $25,000, matching contributions to the 401(k) plan and matching contribution to the medical HSA Plan;

•	for Mr. Fennerty, reimbursement of personal disability/life insurance premiums and matching contributions to the 401(k) plan; and

•	for Ms. Vesy and Mr. Cattonar, matching contributions to the 401(k) plan and disability insurance premiums.

None of the amounts reported for the named executive officers for 2022 in column (g), if not a perquisite or personal benefit, exceeds $10,000 or, if a perquisite or personal benefit, exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits, except as disclosed in this footnote.

36	SITE Centers Corp. ï 2023 Proxy Statement

2022 Grants of Plan-Based Awards Table

NAME	GRANT DATE	COMMITTEE ACTION DATE	ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(1)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(2)			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)(3)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($)(4)
			THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)
David R. Lukes	2/22/22	1/31/22	—	—	—	—	—	—	65,727	1,007,595
	2/24/22	2/24/22	33,750	1,350,000	2,250,000	—	—	—	—	—
	3/1/22	2/24/22	—	—	—	64,558	129,116	258,232	—	2,598,889
Conor M. Fennerty	2/22/22	1/31/22	—	—	—	—	—	—	16,434	251,933
	2/24/22	2/24/22	22,500	450,000	675,000	—	—	—	—	—
	3/1/22	2/24/22	—	—	—	16,140	32,279	64,558	—	649,722
Christa A. Vesy	2/22/22	1/31/22	—	—	—	—	—	—	3,288	50,405
	2/24/22	2/24/22	17,000	340,000	510,000	—	—	—	—	—
	3/1/22	2/24/22	—	—	—	3,228	6,456	12,912	—	129,944
John M. Cattonar	2/22/22	1/31/22	—	—	—	—	—	—	8,217	125,967
	2/24/22	2/24/22	17,500	350,000	525,000	—	—	—	—	—
	3/1/22	2/24/22	—	—	—	8,070	16,140	32,280	—	324,861

(1)	Amounts in these columns reflect the annual cash performance-based incentive compensation opportunity established for the named executive officers in February 2022 pursuant to their employment agreements with the Company, although the ultimate value of each executive’s annual cash performance-based incentive payout could be zero. For purposes of this table, “Threshold” represents the lowest possible amount that could be earned by the executive if he or she received anything – in other words, a payout corresponding to a score of one point on the lowest weighted 2022 annual incentive performance metric and a score of zero points on all other performance metrics. The amount actually earned by the named executive officers, as determined by the Committee in January 2023, is included in the “Non-Equity Incentive Plan Compensation” column (column (f)) of the 2022 Summary Compensation Table above. See “Compensation Discussion and Analysis—2022 Compensation Program—Annual Incentive Compensation Decisions” above for additional information about the annual cash performance-based incentive compensation awards.

(2)	Amounts in this column represent PRSU awards granted to the named executive officers in March 2022 pursuant to their respective employment agreements with the Company pursuant to which a certain number of common shares may be issued at the end of the three-year performance period based on the relative return of our common shares during the performance period. The number of shares represents the threshold, target and maximum number of shares eligible to be issued at the conclusion of the performance period (excluding accrued dividends), although the ultimate value of the performance-based RSU awards could be zero. For more information about these awards, see “Compensation Discussion and Analysis—2022 Compensation Program—Retention-Based and Performance-Based Equity Grants and Results” above.

(3)	The amounts disclosed in this column reflect annual grants of service-based RSUs made to the named executive officers pursuant to the terms of their respective employment agreements which generally vest in substantially equal installments on each of the first three anniversaries of the grant date. For more information about these awards, see “Compensation Discussion and Analysis—2022 Compensation Program—Retention-Based and Performance-Based Equity Grants and Results”.

(4)	Amounts in this column relating to equity awards are computed in accordance with FASB ASC Topic 718. Amounts shown in the first completed row of this column are calculated using the closing price of our common shares on the grant date of the applicable service-based RSU awards. Amounts shown in the third row of this column represent the fair values of the PRSU awards granted in March 2022 pursuant to the terms of their employment agreements, which values are presented based on the probable outcome of the awards.

Grants made in 2022 are described more fully in the “Compensation Discussion and Analysis” and “Employment Agreements” sections of this Proxy Statement. More information concerning the terms of the named executive officers’ employment agreements is provided under the section entitled “Employment Agreements” of this Proxy Statement. More information concerning the amount of salary and incentive compensation in proportion to total compensation for Mr. Lukes is provided under the section of this Proxy Statement entitled “Compensation Discussion and Analysis—Compensation Program Design”.

SITE Centers Corp. ï 2023 Proxy Statement	37

Outstanding Equity Awards at 2022 Fiscal Year-End Table(1)

		OPTION AWARDS				STOCK AWARDS
NAME	GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)(2)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(3)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)(4)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(3)(4)
David R. Lukes	various	—	—	—	—	507,363	6,930,579	—	—
	3/2/2020	—	—	—	—	—	—	519,582	7,097,496
	3/1/2021	—	—	—	—	—	—	331,420	4,527,202
	3/1/2022	—	—	—	—	—	—	134,031	1,830,865
Conor M. Fennerty	various	—	—	—	—	62,639	855,649	—	—
	3/2/2020	—	—	—	—	—	—	38,969	532,317
	3/1/2021	—	—	—	—	—	—	82,855	1,131,800
	3/1/2022	—	—	—	—	—	—	33,508	457,716
Christa A. Vesy	2/22/2013	3,777	—	27.33	2/22/2023	—	—	—	—
	2/22/2014	12,773	—	26.83	2/22/2024	—	—	—	—
	2/22/2015	9,830	—	31.11	2/22/2025	—	—	—	—
	2/23/2016	9,075	—	26.60	2/23/2026	—	—	—	—
	various	—	—	—	—	29,470	402,560	—	—
	3/1/2022	—	—	—	—	—	—	6,702	91,546
John M. Cattonar	various	—	—	—	—	27,011	368,970	—	—
	3/1/2022	—	—	—	—	—	—	16,754	228,865

(1)	Except as otherwise indicated, the information in the Outstanding Equity Awards at 2022 Fiscal Year-End Table is provided as of December 31, 2022.

(2)	The amounts in this column with respect to the following named executive officers reflect service-based RSUs that generally vest or vested as follows (with the awards vesting in substantially equal installments where more than one vesting date remains):

MR. LUKES (#)	MR. FENNERTY (#)	MS. VESY (#)	MR. CATTONAR (#)	VESTING DATES
—	—	6,300	2,212	February 22, 2023
142,914	46,205	6,784	2,296	February 22, 2023 and 2024
65,727	16,434	3,288	8,217	February 22, 2023, 2024 and 2025
—	—	—	14,286	May 11, 2023 and 2024
95,348	—	13,098	—	September 11, 2023 and 2024
203,374	—	—	—	September 11, 2024
507,363	62,639	29,470	27,011	Total

(3)	These amounts were calculated based upon the closing price of our common shares on December 31, 2022 of $13.66.

(4)	For Messrs. Lukes and Fennerty, represents the “maximum” number of shares that could be earned under outstanding PRSUs for the performance period beginning on March 1, 2020 and ending on February 28, 2023 (the second row), the “maximum” number of shares that could be earned under outstanding PRSUs for the performance period beginning on March 1, 2021 and ending on February 29, 2024 (the third row) and the “target” number of shares that could be earned under outstanding PRSUs for the performance period beginning on March 1, 2022 and ending on February 28, 2025 (the fourth row). For Ms. Vesy and Mr. Cattonar, represents the “target” number of shares that could be earned under outstanding PRSUs for the performance period beginning on March 1, 2022 and ending on February 28, 2025 (the sixth row for Ms. Vesy and the second row for Mr. Cattonar). Consistent with the terms of these PRSUs, the payout values include dividend equivalents accrued under the PRSU awards from the date of grant through December 31, 2022. These awards are described more fully in “Compensation Discussion and Analysis—2022 Compensation Program—Retention-Based and Performance-Based Equity Grants and Results” above.

38	SITE Centers Corp. ï 2023 Proxy Statement

2022 Option Exercises and Stock Vested Table

NAME	OPTION AWARDS		STOCK AWARDS
	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)(1)
David R. Lukes	—	—	636,957	9,796,966
Conor M. Fennerty	—	—	42,381	628,016
Christa A. Vesy	—	—	23,731	354,088
John M. Cattonar	—	—	11,306	169,562

(1)	Shares acquired on vesting are valued at the closing price of our common shares on the date prior to vesting. The amounts in this column for Messrs. Lukes and Fennerty include shares earned under PRSUs having performance periods ending on February 28, 2022. For more information on these PRSU awards, see “Compensation Discussion and Analysis—2022 Compensation Program—Retention-Based and Performance-Based Equity Grants and Results” above.

2022 Nonqualified Deferred Compensation Table(1)

NAME	EXECUTIVE CONTRIBUTIONS IN LAST FY ($)	REGISTRANT CONTRIBUTIONS IN LAST FY ($)	AGGREGATE EARNINGS IN LAST FY ($)(2)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS ($)	AGGREGATE BALANCE AT LAST FYE ($)(3)
Elective Deferred Compensation Plan:
David R. Lukes	—	—	2,769	—	100,687
Conor M. Fennerty	—	—	—	—	—
Christa A. Vesy	—	—	(15,622)	—	36,030
John M. Cattonar	—	—	—	—	—

(1)	Our nonqualified deferred compensation plans are described more fully in “Compensation Discussion and Analysis — 2022 Compensation Program — Other Benefits and Information” above.

(2)	This amount is not reported in the 2022 Summary Compensation Table.

(3)	Of the amount reported in this column, $39,725 for Mr. Lukes and $19,998 for Ms. Vesy was previously reported as compensation in Summary Compensation Tables included in prior years’ proxy statements.

SITE Centers Corp. ï 2023 Proxy Statement	39

Potential Payments Upon Termination or Change in Control

We have entered into certain agreements and we maintain certain plans and policies that will require us to provide certain compensation and other benefits to our named executive officers in the event of a termination of employment or a change in control of the Company. Based on a hypothetical termination and/or change in control occurring on December 30, 2022, the following tables describe the potential payments upon such termination or change in control owing to each named executive officer then serving at the end of the year under his/her employment agreement and other arrangements in effect on December 30, 2022. The terms and conditions of the named executive officers’ employment agreements, and any applicable Company policies and compensation arrangements, will govern any potential payments for actual terminations or a change in control occurring after December 30, 2022.

EVENT	DAVID R. LUKES ($)	CONOR M. FENNERTY ($)	CHRISTA A. VESY ($)	JOHN M. CATTONAR ($)
Retirement or other Voluntary Termination (without Good Reason)
Accrued Vacation(1)	34,615	17,308	16,346	13,462
Total	34,615	17,308	16,346	13,462
Involuntary Not for Cause or Good Reason Termination
Cash Severance(2)	5,163,333	1,337,500	1,281,240	1,025,000
Unvested Restricted Stock Units	6,930,579	855,649	402,560	368,970
Unvested Performance-Based Equity Awards(3)	13,455,563	2,121,833	91,546	228,865
COBRA Payment(4)	63,566	55,797	59,592	27,769
Accrued Vacation(1)	34,615	17,308	16,346	13,462
Total	25,647,656	4,388,087	1,851,284	1,664,066
For Cause Termination
No Payments	N/A	N/A	N/A	N/A
Total	N/A	N/A	N/A	N/A
Involuntary or Good Reason Termination (Change in Control)
Cash Severance(2)	7,745,000	2,229,167	2,135,400	1,708,333
Unvested Restricted Stock Units	6,930,579	855,649	402,560	368,970
Unvested Performance-Based Equity Awards(3)	13,455,563	2,121,833	91,546	228,865
COBRA Payment(4)	63,566	55,797	59,592	27,769
Accrued Vacation(1)	34,615	17,308	16,346	13,462
Total	28,229,323	5,279,754	2,705,444	2,347,399

40	SITE Centers Corp. ï 2023 Proxy Statement

EVENT	DAVID R. LUKES ($)	CONOR M. FENNERTY ($)	CHRISTA A. VESY ($)	JOHN M. CATTONAR ($)
Disability
Cash Severance(2)	1,681,667	441,667	854,160	683,333
Unvested Restricted Stock Units	6,930,579	855,649	402,560	368,970
Unvested Performance-Based Equity Awards(3)	6,358,067	1,589,516	91,546	228,865
COBRA Payment(4)	63,566	55,797	59,592	27,769
Disability Insurance Proceeds(5)	1,217,943	2,018,411	2,070,503	3,121,338
Accrued Vacation(1)	34,615	17,308	16,346	13,462
Total	16,286,437	4,978,348	3,494,707	4,443,737
Death
Cash Severance(2)	1,681,667	441,667	854,160	683,333
Unvested Restricted Stock Units	6,930,579	855,649	402,560	368,970
Unvested Performance-Based Equity Awards(3)	6,358,067	1,589,516	91,546	228,865
COBRA Payment(4)	63,566	55,797	59,592	27,769
Accrued Vacation(1)	34,615	17,308	16,346	13,462
Total(6)	15,068,494	2,959,937	1,424,204	1,322,399

(1)	Assumes two weeks of personal time off (“PTO”) is paid pursuant to our current PTO policy.

(2)	Reported amounts calculated pursuant to the terms of the respective employment agreement, if applicable, assuming an annual incentive payout for 2022 at the “target” level (except in the case of termination in connection with a change in control), payable in a lump sum. Assumes any accrued base salary and annual incentive have been paid.

(3)	As of December 30, 2022, relative TSR during the performance period applicable to the three-year PRSUs:

•

issued on March 2, 2020 to Messrs. Lukes and Fennerty had exceeded their “target” requirements set forth in the applicable award, and therefore, the award is included in the respective reported amount assuming “maximum” value;

•

issued on March 1, 2021 to Messrs. Lukes and Fennerty had exceeded their “target” requirements set forth in the applicable award, and therefore, the award is included in the respective reported amount assuming “maximum” value; and

•

issued on March 1, 2022 to Messrs. Lukes, Fennerty and Cattonar and Ms. Vesy had exceeded their “threshold” requirements set forth in the applicable award, and therefore, the award is included in the respective reported amount assuming “target” value.

These values assume no replacement awards are granted in the event of a Change of Control.

(4)	Reported amounts consist of our estimate of 18 months of monthly COBRA premiums for health, dental and vision benefits and the employer portion of the premium for other insurance provided by the Company.

(5)	Reported amounts consist of our estimate of payments for long-term disability using a present value calculation that takes into account (a) age and total payments over the benefit term assuming that the disability occurs on December 3, 2022, and (b) a discount rate based on the rate for the Treasury security with a similar term. In general, benefits are available until age 65.

(6)	Reported amounts do not include payments under personal life insurance policies arranged and obtained by the executives for which we reimburse the premium (subject to caps on reimbursement set forth in the applicable executive’s employment agreement).

SITE Centers Corp. ï 2023 Proxy Statement	41

Employment Agreements

During 2022, we were a party to employment agreements with each of our named executive officers. The key terms of these employment agreements in effect on December 31, 2022 (which include customary non-competition and non-solicitation restrictive covenants that extend for one year following termination and perpetual confidentiality and mutual non-disparagement restrictive covenants) are described below.

KEY TERMS	DAVID R. LUKES	CONOR M. FENNERTY	CHRISTA A. VESY	JOHN M. CATTONAR

Date of Agreement	September 11, 2020	February 17, 2021	September 11, 2021	May 11, 2021

Term of Agreement	September 11, 2024	February 19, 2024	September 11, 2024	May 11, 2024

Annual Base Salary Rate	$900,000	$450,000	$425,000	$350,000

Annual Cash Incentive Compensation	Target award of 150% of year-end base salary(1)	Target award of 100% of year-end base salary	Target award of 80% of year-end base salary	Target award of 100% of year-end base salary

Initial Equity Grants Under Employment Agreement	190,696 service-based RSUs (“Upfront RSUs”) generally vesting over four years, plus 190,695 Upfront RSUs generally vesting on the fourth anniversary of the grant date (“Cliff Vest Upfront RSUs”)	30,684 Upfront RSUs generally vesting after the second and third years	18,807 Upfront RSUs generally vesting ratably over three years	20,352 Upfront RSUs generally vesting ratably over three years

Annual Equity Grants Under Employment Agreement	In each of 2021, 2022, 2023 and 2024: $1,000,000 in service- based RSUs (“Annual RSUs”) generally vesting over three years, plus $2,000,000 in “target” PRSUs (“Annual PRSUs”)(2)	In each of 2021, 2022 and 2023: $250,000 in Annual RSUs, plus $500,000 in “target” Annual PRSUs	In each of 2022, 2023 and 2024: $50,000 in Annual RSUs, plus $100,000 in “target” Annual PRSUs	In each of 2022, 2023 and 2024: $125,000 in Annual RSUs, plus $250,000 in “target” Annual PRSUs

Other Ongoing Terms	Annual automobile service, and annual reimbursement for $25,000 in life, disability and similar insurance premiums	Annual reimbursement for $10,000 in life, disability and similar insurance premiums	N/A	N/A

(1)	Mr. Lukes may elect, generally no later than October 31 of each calendar year, to receive up to 100% of his annual cash incentive payout (if any) for such calendar year in the form of a grant of service-based RSUs equal in value to 120% of the portion of the annual cash incentive that is subject to the election, and generally vesting in substantially equal installments on the first three anniversaries of the grant date (“Annual Bonus RSUs”).

(2)	Payout for Annual PRSUs may vary from 0% to 200% of the target award based on achievement with respect to performance objectives established by the Committee in consultation with Mr. Lukes measured over a three-year performance period, provided that no less than 50% of the aggregate target Annual PRSUs each year will vest based on the Company’s relative total shareholder return achievement.

The employment agreements may be terminated under a variety of circumstances. Our Board has the right to terminate an employment agreement for “cause” if the executive engages in certain specified conduct, for “disability” if the executive is disabled for a specified period of time, or at any other time without cause by giving the executive at least 90 days’ prior written notice. The executive also has the right to terminate his employment agreement for “good reason” in certain specified circumstances or at any other time without good reason by giving us at least 90 days’ prior written notice.

The executives (or their personal representatives or dependents, as appropriate) are entitled under the employment agreements to certain additional payments and benefits in the event of certain termination circumstances during the agreement term, including in connection with a change in control. In general, the Committee believes that the inclusion of change in control provisions in these agreements is appropriate because such agreements help ensure a continuity of management during a potential change in control and help ensure that management remains focused on completing a transaction that is likely to maximize shareholder value. The Committee also believes that the payment of change in control

42	SITE Centers Corp. ï 2023 Proxy Statement

compensation would be appropriate because the executive officer may forego other opportunities at the time of the change in control. For information concerning the amounts payable upon a change in control measured as of December 30, 2022 see the “Executive Compensation Tables and Related Disclosure — Potential Payments Upon Termination or Change in Control” section above. The table below summarizes the benefits to which our executives are entitled under the employment agreements in effect on December 31, 2022 in the event of certain termination scenarios (over and above accrued compensation and benefits):

TERMINATION WITHOUT CAUSE OR FOR GOOD REASON	TERMINATION DUE TO DEATH OR DISABILITY	“TRIGGERING EVENT”(1) WITHIN TWO YEARS AFTER A “CHANGE IN CONTROL”(2)

•  Lump sum in cash equal to 1.5 times (two times for Mr. Lukes) sum of (a) base salary plus (b) average of the annual incentives earned in the three fiscal years preceding the year of termination (the “Average Bonus”) disregarding any enhanced value received based on any election by Mr. Lukes to receive Annual Bonus RSUs in lieu of cash for any annual incentive;

•  Lump sum in cash equal to the annual incentive that would have been earned for the year of termination based on actual performance, pro-rated based on the executive’s period of service during such year (the “Pro-Rata Actual Bonus”);

•  Lump sum in cash equal to 18 months of monthly COBRA premiums for health, dental and vision benefits and the employer portion of the premium for other insurance provided by the Company (the “18-month COBRA Benefit”); and

•  Vesting of Annual Bonus RSUs, Upfront RSUs, Cliff Vest Upfront RSUs, Annual RSUs and Annual PRSUs based on level of performance to date (“Accelerated Award Vesting”)

•  Lump sum in cash equal to the target annual incentive for year of termination, pro-rated based on the executive’s period of service during such year (the “Pro-Rata Target Bonus”);

•  18-month COBRA Benefit; and

•  Accelerated Award Vesting

• Lump sum in cash equal to 2.5 times (three times for Mr. Lukes) sum of (a) base salary plus (b) Average Bonus; • Pro-Rata Target Bonus; • 18-month COBRA Benefit; and • Accelerated Award Vesting

(1)	A “Triggering Event” is the occurrence of one of the following within two years after a change in control: (a) we terminate the employment of the executive, other than in the case of a termination for “Cause” (as defined in the applicable employment agreement), a termination following disability, or a termination based on death; or (b) the executive terminates the executive’s employment for “Good Reason” (as defined in the applicable employment agreement).

(2)	A “Change in Control” generally occurs if: (a) there is a consummation of a consolidation or merger in which we are not the surviving corporation, the sale of substantially all of our assets, or the liquidation or dissolution of the Company; (b) any person or other entity (subject to certain exceptions) purchases our shares (or securities convertible into our shares) pursuant to a tender or exchange offer without the prior consent of the Board, or becomes the beneficial owner of 30% or more of the voting power of our outstanding securities without the prior consent of the Board; or (c) during any two-year period, we experience a turnover of a majority of the Directors on our Board (subject to certain exceptions for replacement Directors approved by at least two-thirds of the Directors serving at the beginning of such period, but specifically excluding certain replacement Directors elected in connection with an election or proxy contest).

With respect to other PRSUs granted to Messrs. Lukes and Fennerty prior to 2021, in the event of a termination of employment by the Company without cause or a termination by the executive for good reason, the awards would be earned (if at all) on the basis of the relative achievement of the applicable performance objectives measured as of the date of termination. In the event of a change in control, the performance-based awards of Messrs. Lukes and Fennerty would vest based on the relative achievement of the applicable performance objectives measured as of the date of the change in control, unless a “replacement award” (as described in the applicable award agreements) is provided.

With respect to other outstanding service-based RSUs granted to Mr. Cattonar prior to May 2021 and other outstanding service-based RSUs and stock options granted to Ms. Vesy prior to September 2021, in the event of death or disability, unvested service-based RSUs and stock options would vest in full, and in the event of a termination of employment by the Company without cause, unvested service-based RSUs and stock options would generally continue to vest in accordance

SITE Centers Corp. ï 2023 Proxy Statement	43

with the original vesting schedule. In the event of a termination without cause or termination by the executive for good reason within two years after a Change in Control, all RSUs and stock options previously granted to Ms. Vesy would generally vest in full.

CEO Pay Ratio

For 2022, the ratio of the annual total compensation of Mr. Lukes, our CEO (“CEO Compensation”), to the median of the annual total compensation of all of our employees and those of our consolidated subsidiaries (other than Mr. Lukes) (“Median Annual Compensation”) was approximately 65 to 1. We note that, due to our permitted use of reasonable estimates and assumptions in preparing this pay ratio disclosure, the disclosure may involve a degree of imprecision, and thus this ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described below.

For purposes of this pay ratio disclosure, CEO Compensation was $6,825,210. CEO Compensation for purposes of this disclosure represents the total compensation reported for Mr. Lukes under the “2022 Summary Compensation Table” for 2022 and also includes the Company’s contributions to group health and welfare benefits provided to Mr. Lukes.

For purposes of this pay ratio disclosure, Median Annual Compensation was $104,948, and was calculated by totaling for our Median Employee all applicable elements of compensation for 2022 in accordance with Item 402(c)(2)(x) of Regulation S-K plus the Company’s contributions to group health and welfare benefits provided to the Median Employee.

We refer to the employee who received the Median Annual Compensation as the “Median Employee.” In accordance with Item 402(u) of Regulation S-K, in calculating our CEO pay ratio for 2022, we used the same Median Employee as was used to calculate our CEO pay ratio for 2021 because there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact this pay ratio disclosure. Therefore, the date used to identify the Median Employee was December 1, 2021 (the “Determination Date”). To identify the Median Employee, we first measured compensation for the period beginning on January 1, 2021 and ending on November 30, 2021 for 292 employees, representing all full-time, part-time, seasonal and temporary employees of the Company and its consolidated subsidiaries as of the Determination Date. This number does not include any independent contractors or “leased” workers, as permitted by the applicable SEC rules. This number also does not exclude any non-U.S. employees and does not exclude any employees of businesses acquired by us or combined with us. The compensation measurement was calculated by totaling, for each employee, cash compensation (except as described in the next sentence), including regular pay (wages and salary), all variants of overtime, tax gross-up earnings related to awards, dividend equivalent payments, car allowances, short-term disability payments, and all variants of bonus payments. Specifically excluded from the calculation were the value of equity and equity-based awards, equity deferred compensation, deferred equity distributions, option exercises, deferred equity dividend earnings, taxable fringe benefits for executive long-term disability, and sign-on bonuses. Further, we did not utilize any statistical sampling or cost-of-living adjustments for purposes of this pay ratio disclosure. A portion of our employee workforce (full-time and part-time) identified above worked for less than the full fiscal year due to commencing employment after January 1, 2021. In determining the Median Employee, we annualized the total compensation for such individuals (but avoided creating full-time equivalencies) based on reasonable assumptions and estimates relating to our employee compensation program.

44	SITE Centers Corp. ï 2023 Proxy Statement

Pay Versus Performance
As required by new pay versus performance (“PVP”) rules adopted by the SEC in 2022 and in effect for the first time for this Proxy Statement, the following Pay Versus Performance table (“PVP Table”) provides
SEC-required
information about compensation for 2022 for this Proxy Statement’s named executive officers, as well as compensation for 2021 and 2020 for our named executive officers from our 2022 and 2021 Proxy Statements, respectively (each of 2020, 2021 and 2022, a “Covered Year”). We refer to all of the named executive officers covered in the PVP Table below, collectively, as the “PVP NEOs”. The PVP Table also provides information about the results for certain measures of financial performance during those same Covered Years. In reviewing this information, there are a few important things we believe you should consider:

•	The information in columns (b) and (d) of the PVP Table comes directly from our Summary Compensation Tables for the relevant years, without adjustment;

•
As required by the SEC’s PVP rules, we label the information in columns (c) and (e) of the PVP Table as “compensation actually paid” (or “CAP”) to the applicable PVP NEOs. However, these CAP amounts do not necessarily reflect “take home pay” or the final compensation that our PVP NEOs actually earned or walked away with for their service in the Covered Years. Instead, the SEC’s concept of CAP reflects a combination of realized pay (for cash and certain equity awards) and realizable or accrued pay (for other equity awards). As a result, CAP amounts are calculated in a manner different than any information that we have presented in the Proxy Statement before, especially with respect to the valuation of outstanding equity awards; and

•
As required by the SEC’s PVP rules, we provide information in the PVP Table below about our cumulative absolute total shareholder return (“TSR”) results, cumulative TSR results for a peer group of companies identified in the PVP Table, and our U.S. GAAP net income results (the “External Measures”) during the Covered Years. We did not, however, actually base any compensation decisions for the PVP NEOs on, or link any
PVP NEO pay to, these particular External Measures because the External Measures were not metrics used in our short-term or long-term incentive plans during the Covered Years. In particular, the index-based peer group used for purposes of this PVP Table disclosure (the FTSE NAREIT Equity Shopping Centers Index) is different from the specific group of companies against which we evaluate relative TSR performance for our named executive officers for purposes of our PRSU awards, as described above in our Compensation Discussion and Analysis. As a result, we did not necessarily design our PVP NEO compensation to move in tandem with improving, declining or steady achievement in these External Measures.

Due to the use and weighting of the Operating Funds From Operations (also referred to in this Proxy Statement as “Operating FFO”) per share performance measure in our annual cash incentive compensation plan for 2022, we have determined that, pursuant to the SEC’s PVP rules, Operating Funds From Operations per share should be designated as the “Company-Selected Measure” to be included in the far right column of the PVP Table below because we believe it is the most important financial measure that demonstrates how we sought to link executive pay to performance for 2022.
Pay Versus Performance Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
					VALUE OF INITIAL FIXED $100 INVESTMENT BASED ON
YEAR	SUMMARY COMPENSATION TABLE (“SCT”) TOTAL FOR PEO ($)(1)	COMPENSATION ACTUALLY PAID TO PEO ($)(1)(2)	AVERAGE SCT TOTAL FOR NON-PEO PVP NEOS ($)(1)	AVERAGE COMPENSATION ACTUALLY PAID TO NON-PEO PVP NEOS ($)(1)(2)	TOTAL SHAREHOLDER RETURN ($)(3)	PEER GROUP TOTAL SHAREHOLDER RETURN ($)(4)	NET INCOME ($)(5)	OPERATING FUNDS FROM OPERATIONS PER SHARE ($)(6)
2022	6,799,485	5,305,017	1,500,884	1,309,320	106.88	104.46	168,719	1.18
2021	6,910,219	24,547,349	1,625,444	2,093,387	119.39	119.43	124,935	1.17
2020	8,555,564	8,722,586	1,602,380	1,161,027	73.98	72.36	35,721	0.99

(1)
David R. Lukes was our principal executive officer (“PEO”) for the full year for each of the Covered Years. For each of 2022 and 2021, our non-PEO
PVP NEOs
(“Non-PEO
NEOs”) were Conor M. Fennerty, Christa A. Vesy and John M. Cattonar. For 2020, our
Non-PEO
NEOs were Conor M. Fennerty, Christa A. Vesy and Michael A. Makinen (Mr. Makinen was our former Chief Operating Officer whose employment with us ended in December 2020).

SITE Centers Corp. ï 2023 Proxy Statement	45

(2)
For each Covered Year, in determining both the CAP for our PEO and the average CAP for our
Non-PEO
PVP NEOs for purposes of this PVP Table, we deducted from or added back to the total amount of compensation reported in column (b) and column (d) for such Covered Year the following amounts:

ITEM AND VALUE ADDED (DEDUCTED)	2022 ($)	2021 ($)	2020 ($)
For David R. Lukes:
- Summary Compensation Table “Stock Awards” column value	(3,606,484)	(3,717,683)	(6,013,999)
+ Covered Year-end fair value of outstanding equity awards granted in Covered Year	2,252,261	4,995,283	7,152,786
+/- Change in fair value (from prior year-end to Covered Year-end) of equity awards outstanding at Covered Year-end that were granted prior to Covered Year	(596,983)	11,402,423	(915,746)
+/- Change in fair value (from prior year-end to vest date in Covered Year) of equity awards granted prior to Covered Year that vested in Covered Year	280,081	4,799,377	(98,363)
+ Includable dividend equivalents paid or accrued on equity awards during Covered Year	176,657	157,730	42,344
TOTAL ADDED (DEDUCTED)	(1,494,468)	17,637,130	167,022
For Non-PEO Named Executive Officers (Average):
- Summary Compensation Table “Stock Awards” column value	(510,944)	(652,045)	(527,154)
+ Covered Year-end fair value of outstanding equity awards granted in Covered Year	319,093	687,958	228,415
+/- Change in fair value (from prior year-end to Covered Year-end) of equity awards outstanding at Covered Year-end that were granted prior to Covered Year	10,953	260,137	(111,287)
+/- Change in fair value (from prior year-end to vest date in Covered Year) of equity awards granted prior to Covered Year that vested in Covered Year	(22,426)	155,325	(46,837)
+ Includable dividend equivalents paid or accrued on equity awards during Covered Year	11,760	16,568	15,510
TOTAL ADDED (DEDUCTED)	(191,564)	467,943	(441,353)

(3)
For each Covered Year, our absolute TSR was calculated based on the yearly percentage change in our cumulative TSR on our common shares, par value $0.10 per share, measured as the quotient of (a) the sum of (i) the cumulative amount of dividends for the period beginning with our closing share price on the New York Stock Exchange (“NYSE”) on December 31, 2019 through and including the last day of the Covered Year (each one-year,
two-year
and three-year period, a “Measurement Period”), assuming dividend reinvestment, plus (ii) the difference between our closing share price at the end versus the beginning of the Measurement Period, divided by (b) our closing share price at the beginning of the Measurement Period. Each of these yearly percentage changes was then applied to a deemed fixed investment of $100 at the beginning of each Measurement Period to produce the Covered
Year-end
values of such investment as of the end of 2022, 2021 and 2020, as applicable. Because Covered Years are presented in the table in reverse chronical order (from top to bottom), the table should be read from bottom to top for purposes of understanding cumulative returns over time.

(4)
For purposes of this PVP disclosure, our peer group is the FTSE NAREIT Equity Shopping Centers Index (the “PVP Peer Group”). For each Covered Year, the PVP Peer Group cumulative TSR was calculated based on a deemed fixed investment of $100 in the index through each Measurement Period, assuming dividend reinvestment.

(5)	In thousands. These net income results were calculated in accordance with U.S. GAAP.

(6)
For purposes of this PVP Table, our Operating Funds From Operations per share were calculated substantially as described above in our Compensation Discussion and Analysis. See “Compensation Discussion and Analysis—2022 Compensation Program—Annual Incentive Compensation Design” for more information on the calculation of Operating Funds From Operations per share.

46	SITE Centers Corp. ï 2023 Proxy Statement

2022 Tabular List
The following Tabular List provides what we believe are the most important financial performance measures (including Operating Funds From Operations) we used to link compensation for our PEO and
Non-PEO
PVP NEOs for 2022 to our performance for 2022:

TABULAR LIST
PERFORMANCE MEASURE	PERFORMANCE MEASURE TYPE
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization	Financial
Operating Funds From Operations per share	Financial
Relative Total Shareholder Return	Financial
Descriptions of Relationships Between CAP and Certain Financial Performance Measure Results
The following charts provide, across the Covered Years, a description of the relationships between PEO CAP and average Non-PEO PVP NEO CAP and (1) our cumulative TSR and the cumulative TSR for the PVP Peer Group reflected in the PVP Table above and (2) the financial performance measures results set forth in columns (h) and (i) of the PVP Table above.
As the PVP Table and the graphs below demonstrate, our PVP NEO CAP exhibited a significant increase in 2021 followed by a significant decrease in 2022. Footnote (2) of the PVP Table illustrates that year-over-year changes in the fair value of equity awards (most notably, PRSU awards) significantly contributed to these year-over-year changes in PVP NEO CAP. Performance with respect to our PRSUs is measured by reference to a specific list of peer companies that have been selected by our Compensation Committee (with input from our compensation consultant) to be the most similar to us in terms of the economic forces that impact financial performance and the trading characteristics of the relevant common stock. Unlike the FTSE NAREIT Equity Shopping Centers Index, which is weighted by companies’ market capitalizations, performance under our PRSU awards is determined by a simple ranking of our TSR relative to the TSRs of the peer companies included in our PRSU awards and is not weighted or impacted by the market capitalization of those PRSU peer companies. Although the first graph below shows that our TSR performed largely in-line
with the FTSE NAREIT Shopping Center Index in both 2021 and 2022, our TSR outperformed the TSRs of a majority of our PRSU peer companies in 2021 but underperformed the TSRs of a majority of our PRSU peer companies in 2022, which in turn led to significant year-over-year changes in the aggregate value of our outstanding PRSU awards and, as a result, our PVP NEO CAP, as shown in the PVP Table and the graphs below. The decrease in the aggregate value of our outstanding PRSU awards from December 31, 2021 to December 31, 2022 caused PVP NEO CAP to decrease dramatically in 2022 notwithstanding that the Company’s net income and Operating Funds from Operations per share increased from 2021 to 2022.

SITE Centers Corp. ï 2023 Proxy Statement	47

48	SITE Centers Corp. ï 2023 Proxy Statement

8. Proposal Four: Ratification of PricewaterhouseCoopers LLP as the

Company’s Independent Registered Public

Accounting Firm

Proposal Summary and Board Recommendation

PricewaterhouseCoopers LLP served as our independent registered public accounting firm in 2022 and has been selected by our Audit Committee to do so in 2023. Our Board has directed that management submit the selection of the independent registered public accounting firm for ratification by the shareholders at the Annual Meeting. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, be available to respond to appropriate questions and have an opportunity to make a statement, if desired.

Shareholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our Amended and Restated Code of Regulations or otherwise. However, our Board is seeking ratification of PricewaterhouseCoopers LLP as a matter of good corporate practice. If the shareholders do not approve the ratification of PricewaterhouseCoopers LLP, then the Audit Committee will reconsider whether to retain the firm. In such event, the Audit Committee may retain PricewaterhouseCoopers LLP, notwithstanding the fact that the shareholders did not approve the ratification of PricewaterhouseCoopers LLP, or select another nationally recognized accounting firm without re-submitting the matter to the shareholders. Even if the shareholders ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm, the Audit Committee reserves the right in its discretion to select a different accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

BOARD RECOMMENDATION:

“FOR” RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Fees Paid to PricewaterhouseCoopers LLP

The following table presents fees for services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2022 and 2021:

TYPE OF FEES	2022 ($)	2021 ($)
Audit fees(1)	1,013,798	1,225,526
Audit-related fees(2)	334,394	465,385
Tax fees(3)	314,963	269,582
All other fees(4)	3,132	2,916
Total	1,666,287	1,963,409

(1)	Audit fees consisted principally of fees for the audit of our financial statements.

(2)	Audit-related fees consisted of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” Such audit-related fees consisted of audit-related services and registration statement-related services performed pursuant to SEC filing requirements. In 2021, included fees for separate entity and joint venture audits of $194,000. Several of our joint venture agreements and loan agreements required the engagement of an independent registered public accounting firm to perform audit-related services.

SITE Centers Corp. ï 2023 Proxy Statement	49

(3)	Tax fees included fees billed for professional services rendered for tax compliance and tax consulting services, including those of unconsolidated joint ventures at 100%. The fees for all tax compliance services, including unconsolidated joint ventures, were $265,208 and $233,739 for 2022 and 2021, respectively.

(4)	All other fees consisted of fees billed for software licensing fees.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee has a policy for the pre-approval of all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee pre-approves specifically described audit and permissible non-audit services, and periodically grants general pre-approval of categories of audit and permissible non-audit services up to specified cost thresholds. Any services exceeding pre-approved cost levels must be specifically pre-approved by the Audit Committee. All of the services rendered by PricewaterhouseCoopers LLP under the categories “Audit-related fees,” “Tax fees,” and “All other fees” described above were pre-approved by the Audit Committee.

Auditor Independence

The Audit Committee believes that the non-audit services provided by PricewaterhouseCoopers LLP are compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Audit Committee Report

In accordance with its written charter adopted by the Board, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee meets at least quarterly to review quarterly or annual financial information prior to its release and inclusion in SEC filings. As part of each meeting, the Audit Committee has the opportunity to meet independently with management and our independent registered public accounting firm.

In discharging its oversight responsibility as to the audit process, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, has discussed with the independent registered public accounting firm any relationships that may impact its objectivity and independence, and has satisfied itself as to the independent registered public accounting firm’s independence.

The Audit Committee reviewed and discussed with the independent registered public accounting firm all matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2022, with management and the independent registered public accounting firm. Management has the responsibility for the preparation of the Company’s financial statements, and the independent registered public accounting firm has the responsibility for the examination of those statements.

Based on the above-described review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC.

Audit Committee

Jane E. DeFlorio, Chair

Linda B. Abraham

Terrance R. Ahern

Dawn M. Sweeney

50	SITE Centers Corp. ï 2023 Proxy Statement

9. Corporate Governance and Other Matters

Codes of Ethics

Code of Ethics for Senior Financial Officers

We have a Code of Ethics for Senior Financial Officers that applies to the senior financial officers of the Company, including, among others, the CEO, CFO, CAO, Controller, Treasurer, and Chief Internal Auditor (collectively, our “senior financial officers”). Among other matters, this code requires our senior financial officers to:

•	Act with honesty and integrity and ethically handle all actual or apparent conflicts of interest between personal and professional relationships;

•

Endeavor to provide information that is full, fair, accurate, timely and understandable in all reports and documents that we file with, or submit to, the SEC and other public filings or communications we make;

•

Endeavor to comply faithfully with all laws, rules and regulations of federal, state and local governments and all applicable private or public regulatory agencies as well as all applicable professional codes of conduct;

•	Not knowingly or recklessly misrepresent material facts or allow their independent judgment to be compromised;

•	Not use for personal advantage confidential information acquired in the course of their employment;

•	Proactively promote ethical behavior among peers and subordinates in the workplace; and

•	Promptly report any violation or suspected violation of this code in accordance with our Reporting and Non-Retaliation Policy and, if appropriate, directly to the Audit Committee.

Only the Audit Committee or our Board, including a majority of the independent Directors, may waive any provision of this code with respect to a senior financial officer. Any such waiver or any amendment to this code will be promptly disclosed on our website or in a Current Report on Form 8-K, as required by applicable rules or regulations. This code is posted on our website, www.sitecenters.com, under “Governance” in the “Investors” section.

Code of Business Conduct and Ethics

We also have a Code of Business Conduct and Ethics that addresses our commitment to honesty, integrity and the ethical behavior of our employees, officers and Directors. This code governs the actions and working relationships of our employees, officers and Directors with tenants, vendors, contractors, fellow employees, competitors, government and regulatory agencies and officials, potential or actual joint venture partners, third-party consultants, investors, the public, the media and anyone else with whom we may conduct business. Employees are required to review and acknowledge our Code of Business Conduct and Ethics on a periodic basis in connection with their completion of certain compliance training modules. Only our Board or the Nominating and ESG Committee may waive any provision of this code with respect to an officer or Director. Any such waiver or any amendment to this code will be promptly disclosed on our website or in a Current Report on Form 8-K, as required by applicable rules or regulations. The Company’s Corporate Compliance Officer may waive any provision of this code with respect to all other employees. This code is posted on our website, www.sitecenters.com, under “Governance” in the “Investors” section.

SITE Centers Corp. ï 2023 Proxy Statement	51

Reporting and Non-Retaliation Policy

We are committed to honesty, integrity and ethical behavior and have adopted a Reporting and Non-Retaliation Policy. The purpose of the policy is to encourage all employees to disclose any alleged wrongdoing that may adversely impact us, our tenants, shareholders, fellow employees, investors, or the public at large without fear of retaliation. The policy sets forth procedures for the reporting by employees and interested third parties of alleged financial (including auditing, accounting, and internal control matters) and non-financial wrongdoing on a confidential and anonymous basis, and a process for investigating such reported acts of alleged wrongdoing and retaliation. Reports concerning alleged wrongdoing may be made directly to our Corporate Compliance Officer, our Audit Committee Chair, or to NAVEX Global, an independent third-party service retained on our behalf. An inquiry or investigation is then initiated by the Corporate Compliance Officer or the Audit Committee Chair. The results of all investigations concerning wrongdoing are reviewed quarterly by the Corporate Compliance Officer and the Chair of the Audit Committee. Reports of all material matters are reported to our Board by the Chair of the Audit Committee and the Corporate Compliance Officer in a timely manner and, in no event, less than once per year. This policy is posted on our website, www.sitecenters.com, under “Governance” in the “Investor Relations” section.

Policy Regarding Related-Party Transactions

We have a written policy regarding the review and approval of related-party transactions. A proposed transaction between us and certain parties enumerated in the policy must be submitted to our General Counsel or Corporate Compliance Officer. The relationship of the parties and the terms of the proposed transaction, among other things, are reviewed by our General Counsel or Corporate Compliance Officer to determine if the proposed transaction would constitute a material related-party transaction, in which case it is reported to the Nominating and ESG Committee prior to its approval. The Nominating and ESG Committee will then determine whether the transaction requires its approval. All material related-party transactions, whether or not those transactions must be disclosed under federal securities laws, are subject to prior approval by our Nominating and ESG Committee pursuant to the policy.

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information regarding the beneficial ownership of our common shares as of February 20, 2023, except as otherwise disclosed in the notes below, by each person who is known by us to own beneficially more than 5% of our outstanding common shares based on a review of filings with the SEC. Except as otherwise described in the following notes, the following beneficial owners have sole voting power and sole investment power with respect to all common shares set forth opposite their respective names.

MORE THAN 5% OWNERS	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP OF COMMON SHARES		PERCENTAGE OWNERSHIP (%)(6)
The Vanguard Group, Inc.	31,523,812	(1)	15.0
Blackrock, Inc.	30,820,189	(2)	14.7
Alexander Otto	19,604,392	(3)	9.3
State Street Corporation	12,341,312	(4)	5.9
Cohen & Steers, Inc.	10,951,794	(5)	5.2

(1)	According to a report on Schedule 13G/A filed with the SEC on February 9, 2023 by The Vanguard Group, Inc., The Vanguard Group, Inc. is the beneficial owner of 31,523,812 common shares and has sole voting power over 0 common shares, shared voting power over 304,882 common shares, sole dispositive power over 31,027,043 common shares and shared dispositive power over 496,769 common shares. The address for this reporting person is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(2)	According to a report on Schedule 13G/A filed with the SEC on January 23, 2023 by BlackRock, Inc., BlackRock, Inc. is the beneficial owner of 30,820,189 common shares and has sole voting power over 30,116,262 common shares and sole dispositive power over 30,820,189 common shares. The address for this reporting person is 55 East 52nd Street, New York, New York 10055.

(3)	According to a Form 4 filed with the SEC on February 17, 2023 and Schedule 13D/A filed with the SEC on November 17, 2022, Alexander Otto was the beneficial owner of, and had sole voting and sole dispositive power over, 19,604,392 common shares. The address for this reporting persons is c/o David A. Brown, Alston & Bird LLP, 950 F Street, N.W., Washington, DC 20004.

(4)	According to a report on Schedule 13G filed with the SEC on February 7, 2023 by State Street Corporation, State Street Corporation is the beneficial owner of 12,341,312 common shares and has sole voting power over 0 common shares, shared voting power over 9,662,160 common shares, sole dispositive power over 0 common shares and shared dispositive power over 12,341,312 common shares. The address for this reporting person is State Street Financial Center, One Lincoln Street, Boston MA 02111.

52	SITE Centers Corp. ï 2023 Proxy Statement

(5)	According to a report on Schedule 13G/A filed with the SEC on February 14, 2023 by Cohen & Steers, Inc., Cohen & Steers Capital Management, Inc., Cohen & Steers UK Limited, Cohen & Steers Asia Limited and Cohen & Steers Ireland Limited. According to the report, Cohen & Steers, Inc. is the beneficial owner of, and has sole dispositive power over, 10,951,794 common shares and sole voting power over 7,031,657 common shares. According to the report, Cohen & Steers Capital Management, Inc. is the beneficial owner of, and has sole dispositive power over, 10,935,612 common shares and sole voting power over 7,015,475 common shares. According to the report, Cohen & Steers Ireland Limited is the beneficial owner of, and has sole dispositive and voting power over, 16,182 common shares. The address for Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. is 280 Park Avenue, 10th Floor, New York, New York 10017. The address for Cohen & Steers UK Limited is 50 Pall Mall, 7th Floor, London, United Kingdom SW1Y 5JH. The address for Cohen & Steers Asia Limited is 1201-02 Champion Tower, Three Garden Road, Central, Hong Kong. The address for Cohen & Steers Ireland Limited is 77 Sir John Rogerson’s Quay, Block C, Grand Canal Docklands, Dublin 2, D02 VK60.

(6)	Percentages are calculated based on 210,373,369 of our common shares outstanding as of February 20, 2023.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our Directors, executive officers, and owners of more than 10% of a registered class of our equity securities, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of our common shares and other equity securities. Executive officers, Directors and owners of more than 10% of our common shares are required by SEC regulations to furnish us with copies of all forms they file pursuant to Section 16(a).

To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2022, all officers, Directors, and greater than 10% beneficial owners filed the required reports on a timely basis.

Shareholder Proposals for 2024 Annual Meeting of Shareholders

In order to be included in the Company’s proxy statement for the 2024 Annual Meeting, a shareholder proposal submitted pursuant to Rule 14a-8 under the Exchange Act must be received in writing by our Secretary at 3300 Enterprise Parkway, Beachwood, Ohio 44122 no later than December 5, 2023, assuming the 2024 Annual Meeting is not advanced or delayed by more than 30 calendar days from the date of the first anniversary of the 2023 Annual Meeting, and otherwise comply with all requirements of the SEC for shareholder proposals.

If an eligible shareholder, or a group of up to 20 eligible shareholders, desires to have a Director nomination included in the Company’s proxy statement for the 2024 Annual Meeting, such nomination shall conform to the applicable requirements in the Company’s Code of Regulations and any applicable regulations of the SEC concerning the submission and content of Director nominations for inclusion in the Company’s proxy statement, and must be received by our Secretary at 3300 Enterprise Parkway, Beachwood, Ohio 44122 no earlier than November 5, 2023 and no later than December 5, 2023, assuming the 2024 Annual Meeting is not advanced more than 30 calendar days and not delayed by more than 60 calendar days of the date of the first anniversary of the 2023 Annual Meeting.

In addition, the Company’s Code of Regulations provides that any shareholder who desires to make a Director nomination or a proposal of other business at an annual meeting without including the nomination or proposal in the Company’s proxy statement must give timely written notice of the proposal to the Company’s Secretary. To be timely, the notice must be delivered to the above address not less than 120 calendar days prior to the first anniversary of the date on which the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting of shareholders. In the event the annual meeting is advanced or delayed by more than 30 calendar days of the date of the anniversary of the preceding year’s annual meeting, the notice must be received not later than the close of business on the later of the 90th calendar day prior to such annual meeting and the tenth calendar day following the day on which public announcement of the date of the annual meeting is first made. Therefore, to be timely, any such proposal or nomination for the 2024 Annual Meeting must be received no later than December 5, 2023. The notice must also provide certain information required by the Company’s Code of Regulations.

In addition to satisfying the requirements under the Company’s Code of Regulations, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of Director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act (including a statement that such shareholder intends to solicit the holders of shares representing at least 67% of the voting power of the Company’s shares entitled to vote on the election of Directors in support of Director nominees other than the Company’s) no later than March 11, 2024. If the date of the 2024 Annual Meeting is changed by more than 30 calendar days from the anniversary of the Annual Meeting, then notice must be provided by the later of 60 calendar days prior to the date of the 2024 Annual Meeting or the tenth calendar day following the day on which public announcement of the date of the 2024 Annual Meeting is first made by the Company.

SITE Centers Corp. ï 2023 Proxy Statement	53

As to any proposal that a shareholder intends to present to shareholders other than by inclusion in our proxy statement for the 2024 Annual Meeting, the proxies named in management’s proxy for that meeting will be entitled to exercise their discretionary voting authority on that proposal unless we receive notice of the matter to be proposed not later than February 18, 2024. Even if proper notice is received on or prior to February 18, 2024, the proxies named in our proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising shareholders of that proposal and how they intend to exercise their discretion to vote on such matter, unless the shareholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Exchange Act.

Householding

The SEC permits a single set of annual reports and Proxy Statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate Proxy Card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. Only one copy of this Proxy Statement and the accompanying annual report will be sent to certain beneficial shareholders who share a single address, unless any shareholder residing at that address gave contrary instructions.

If any beneficial shareholder residing at such an address desires at this time or in the future to receive a separate copy of this Proxy Statement and the accompanying annual report or if any such shareholder who currently receives a separate Proxy Statement and annual report and would like to receive only a single set in the future, the shareholder should provide such instructions to us by calling Conor Fennerty, Chief Financial Officer, at (216) 755-5500, or by writing to SITE Centers Corp., Attn. Investor Relations, at 3300 Enterprise Parkway, Beachwood, Ohio 44122.

Other Matters

Shareholders and other interested parties may send written communications to our Board or the non-management Directors as a group by mailing them to our Board, c/o Aaron M. Kitlowski, Secretary, SITE Centers Corp., 3300 Enterprise Parkway, Beachwood, Ohio 44122. All communications will be forwarded to our Board or the non-management Directors as a group, as applicable.

54	SITE Centers Corp. ï 2023 Proxy Statement

10. Frequently Asked Questions

Why did you send me this Proxy Statement?

The Company sent you this Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders, 2022 Annual Report, which includes our financial statements, and Proxy Card because our Board is soliciting your proxy to vote at our 2023 Annual Meeting of Shareholders. This Proxy Statement summarizes information you need to know in order to vote at the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Shareholders who owned our common shares at the close of business on March 15, 2023, the record date for the Annual Meeting, are entitled to vote. On the record date, there were 209,258,713 common shares outstanding.

How do I attend and vote at the virtual Annual Meeting?

The Annual Meeting will be held in a virtual meeting format only, via live webcast. You will not be able to physically attend the Annual Meeting in person. The online meeting will begin promptly on Wednesday, May 10, 2023 at 9:00 a.m. Eastern Time.

Attending the Annual Meeting as a Shareholder of Record. If you were a holder of record (i.e., you held your shares in your own name as reflected in the records of our transfer agent, Computershare) of common shares of the Company at the close of business on the record date, you will be able to participate in the Annual Meeting, vote electronically and submit questions during the live webcast of the meeting, without advance registration. You can access the meeting by visiting www.meetnow.global/MW2XNAP and entering the 15-digit control number on the Proxy Card or Notice of Availability of Proxy Materials sent to you.

Registering to Attend the Annual Meeting as a Beneficial Owner. If you were a beneficial holder of common shares of the Company at the close of business on the record date (i.e. you held your shares in “street name” through an intermediary, such as a bank or broker), you must register in advance to participate in the Annual Meeting, vote electronically and submit questions during the live webcast of the meeting. To register in advance, you must obtain a legal proxy from the bank, broker or other nominee that holds your shares giving you the right to vote the shares. The legal proxy must also include the number of common shares you own in the Company. You must forward a copy of the legal proxy, along with your email address, to Computershare. Requests for registration should be directed to Computershare by email at legalproxy@computershare.com no later than 5:00 p.m. Eastern Time, on Friday, May 5, 2023. You will receive a confirmation of your registration, with a control number, by email from Computershare. At the time of the meeting, go to www.meetnow.global/MW2XNAP and enter your control number.

Attending the Annual Meeting as a Guest. If you would like to enter the meeting as a guest in listen-only mode, you should access the meeting center at www.meetnow.global/MW2XNAP, click on the “Guest” tab and then enter the information requested on the following screen. Please note you will not have the ability to ask questions or vote during the meeting if you participate as a guest.

Voting Shares. If you have a control number as discussed above, you will be able to vote your shares electronically during the Annual Meeting by clicking on the “Vote” tab on the meeting center site.

Once you submit your proxy, there is no need to vote at the Annual Meeting unless you wish to change or revoke your vote. Whether or not you plan to participate in the live webcast of the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described in the question below titled “How do I vote by proxy?”.

SITE Centers Corp. ï 2023 Proxy Statement	55

Asking Questions; Rules of Conduct. If you are a shareholder of record or if you have registered with Computershare as a beneficial owner in accordance with the process described above, you may submit questions before or during the Annual Meeting by accessing the meeting center at www.meetnow.global/MW2XNAP, entering your control number and clicking on the “Q&A” tab in the upper right-hand corner of the page. Questions pertinent to Annual Meeting matters will be answered during the Annual Meeting, subject to time constraints and in accordance with our rules of conduct for the Annual Meeting. Questions regarding matters that are not pertinent to the Annual Meeting will not be answered.

Technical Support. If you encounter technical difficulties accessing the virtual meeting platform or during the Annual Meeting, please contact Computershare Shareholder Services at 1-888-724-2416.

How many votes do I have?

Each common share of the Company outstanding on the record date is entitled to one vote on each item submitted to shareholders for their consideration. The accompanying Proxy Card indicates the number of shares that you owned on the record date. Our shareholders do not have the right to cumulate their votes in the election of Directors.

How do I vote by proxy?

Shareholders of record may vote either by completing, properly signing, and returning the accompanying Proxy Card via mail, by telephone, or over the Internet, or by attending and voting at the Annual Meeting. If you properly complete and timely return your Proxy Card or properly and timely follow the telephone or Internet voting instructions described below, your proxy (meaning one of the individuals named in the Proxy Card) will vote your shares as you have directed, provided however, if you do not indicate specific choices as to your vote, your proxy will vote your shares as recommended by our Board:

•	“FOR” the election of Linda B. Abraham, Terrance R. Ahern, Jane E. DeFlorio, David R. Lukes, Victor B. MacFarlane, Alexander Otto, Barry A. Sholem and Dawn M. Sweeney, as Directors;

•	“FOR” the approval, on an advisory basis, of the compensation of the Company’s named executive officers;

•	“FOR” the approval, on an advisory basis, of every “1 YEAR” for future shareholder advisory votes to approve the compensation of the Company’s named executive officers; and

•	“FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Shareholders of record may vote by calling 1-800-652-8683 or over the Internet by accessing the following website: www.investorvote.com/sitc. Voting instructions, including your shareholder account number and personal proxy control number, are contained on the accompanying Proxy Card. Those shareholders of record who choose to vote by telephone must do so prior to the commencement of the Annual Meeting.

A number of banks and brokerage firms participate in a program that also permits shareholders whose shares are held in “street name” to direct their vote by telephone or over the Internet. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these shares by telephone or over the Internet by following the voting instructions enclosed with the voting instruction form from the bank or brokerage firm. The Internet and telephone proxy procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their proxy voting instructions, and to confirm that those instructions have been properly recorded. Votes directed by telephone through such a program must be received by 11:59 p.m., Eastern Time, on May 9, 2023.

If any other matter is presented at the Annual Meeting, your proxy will vote your shares in accordance with his or her discretion and best judgment. The Company did not receive any notice of a shareholder proposal to be presented at the Annual Meeting by December 2, 2022, the deadline pursuant to the advance notice provision of the Company’s Code of Regulations, and as of the date of this Proxy Statement, we are not aware of any matter to be acted on at the Annual Meeting other than those matters described in this Proxy Statement.

56	SITE Centers Corp. ï 2023 Proxy Statement

May I revoke my proxy?

If you are a shareholder of record, you may revoke or change your vote at any time before the proxy is exercised by filing a notice of revocation with our Secretary, mailing a signed Proxy Card bearing a later date, submitting your proxy again by telephone or over the Internet or by voting online at the Annual Meeting. The powers of the proxy holders will be suspended if you vote your shares at the Annual Meeting, although attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

If you hold your shares beneficially in “street name,” you may change your vote by submitting new voting instructions to your brokerage firm or bank or, if you have obtained a legal proxy from your brokerage firm or bank giving you the right to vote your shares, by forwarding a copy of the legal proxy, along with your email address, to Computershare in order to obtain a control number and then using that control number to access and vote at the Annual Meeting.

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of our Board. We will bear the cost of the solicitation of proxies. In addition to the solicitation of proxies by mail, certain of our employees may solicit proxies by telephone, facsimile, or email. Those employees will not receive any additional compensation for their participation in the solicitation. We retained Georgeson, Inc., at an estimated cost of $16,000, plus reimbursement of expenses, to assist in the solicitation of proxies from brokers, nominees, institutions and individuals.

Can I receive these proxy materials by email in the future?

Yes. By doing so, you are reducing the impact on the environment and helping to save the Company the costs and expenses of preparing and mailing proxy materials. If you are a registered shareholder with your shares held in an account at our transfer agent, visit www.computershare.com/investor to create a login and to enroll. You may revoke your election to receive materials by email and instead receive a paper copy via mail at any time by visiting this website. If you hold your shares through a bank or broker, please refer to the information provided by that institution for instructions on how to elect to receive future proxy statements and annual reports over the Internet and how to change your delivery instructions.

What constitutes a quorum?

The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the aggregate number of our common shares issued and outstanding on the record date will represent a quorum permitting the conduct of business at the meeting. Proxy Cards that we receive marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting for purposes of determining a quorum.

SITE Centers Corp. ï 2023 Proxy Statement	57

What vote is required to approve each proposal assuming that a quorum is present at the Annual Meeting?

Proposal One: Election of Eight Directors

To be elected, Directors must receive a majority of the votes cast (i.e., the number of shares voted “For” a Director nominee must exceed the number of votes cast “Against” that Director nominee). Broker non-votes and abstentions will not be considered votes cast at the Annual Meeting and will be excluded in determining the number of votes cast at the Annual Meeting.

Proposal Two: Approval, on an Advisory Basis, of the Compensation of the Company’s Named Executive Officers

This vote is advisory only and therefore is not binding on us or our Board. However, the Board and the Compensation Committee will review the results of the vote and will consider the affirmative vote of a majority of the votes cast on this Proposal to be approval by the shareholders of the compensation of our named executive officers. Broker non-votes and abstentions will not be considered votes cast at the Annual Meeting and will be excluded in determining the number of votes cast at the Annual Meeting.

Proposal Three: Approval, on an Advisory Basis, of the Frequency for Future Shareholder Advisory Votes to Approve the Compensation of the Company’s Named Executive Officers

This vote is advisory only and therefore is not binding on us or our Board. However, the Board and Compensation Committee of the Board will review the results of the vote and will consider the frequency choice (every 1 year, every 2 years or every 3 years) receiving the most votes cast by holders of our common shares to be the frequency recommended by the shareholders for future advisory votes on the compensation of our named executive officers. Broker non-votes and abstentions will not be considered votes cast at the Annual Meeting and will be excluded in determining the number of votes cast at the Annual Meeting.

Proposal Four: Ratification of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm

Although our independent registered public accounting firm may be selected by the Audit Committee without shareholder approval, the Audit Committee will consider the affirmative vote of a majority of the votes cast on this Proposal to be a ratification by the shareholders of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Abstentions will not be considered votes cast at the Annual Meeting and will be excluded in determining the number of votes cast at the Annual Meeting.

For shareholders who hold their common shares in “street name” through banks or brokerage firms and do not instruct their bank or broker how to vote, the bank or brokerage firm will not vote such shares for Proposal One, Proposal Two or Proposal Three resulting in broker non-votes with respect to such shares. As a result, it is important that shareholders vote their shares.

By order of the Board of Directors,

AARON M. KITLOWSKI

Secretary

Dated: April 3, 2023

58	SITE Centers Corp. ï 2023 Proxy Statement

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - -  - - -  - -  - - - - - - - - - - - - -  - - -  - - - -  - - - - - - -  - - - - - - - - - -  - - -  - - -  - - - - -

A	Proposals – The Board of Directors recommends a vote FOR all the director nominees listed, FOR Proposals 2 and 4 and for every 1 YEAR on Proposal 3.

1.	Election of Eight Directors:
		For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
	01 - Linda B. Abraham	☐	☐	☐	02 - Terrance R. Ahern	☐	☐	☐	03 - Jane E. DeFlorio	☐	☐	☐
	04 - David R. Lukes	☐	☐	☐	05 - Victor B. MacFarlane	☐	☐	☐	06 - Alexander Otto	☐	☐	☐
	07 - Barry A. Sholem	☐	☐	☐	08 - Dawn M. Sweeney	☐	☐	☐

		For	Against	Abstain			1 Year	2 Years	3 Years	Abstain
2.	Approval, on an Advisory Basis, of the Compensation of the Company’s Named Executive Officers.	☐	☐	☐	3.	Approval, on an Advisory Basis, of the Frequency for Future Shareholder Advisory Votes to Approve the Compensation of the Company’s Named Executive Officers.	☐	☐	☐	☐
4.	Ratification of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm.	☐	☐	☐

B	Authorized Signatures – This section must be completed for your vote to be counted. Date and sign below.

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

∎		1 U P X 5 7 1 7 3 8

03REKC

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders to be held on May 10, 2023.

The SITE Centers Corp. 2023 Proxy Statement and the 2022 Annual Report to Shareholders are available at: www.proxydocs.com/sitc

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

- - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - -  - - -  - - -  - -  - - - - - - - - - - - - -  - - -  - - - -  - - - - - - - - - - -  - - -  - - -  - - - - -

Proxy – SITE Centers Corp.

Annual Meeting of Shareholders – May 10, 2023

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Conor M. Fennerty, Aaron M. Kitlowski and Christa A. Vesy, and each of them, with power to act without the others and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the SITE Centers Corp. Common Shares that the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held May 10, 2023 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES, “FOR” PROPOSALS 2 AND 4 AND FOR EVERY “1 YEAR” FOR PROPOSAL 3.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

(Continued and to be marked, dated and signed on the other side)

If voting by mail, complete sections A and B on the reverse side of this card and, if applicable, section C below.